     As filed with the Securities and Exchange Commission on November 16, 1994.
                           Registration No. 33-55259
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549
                          ---------------------------
                                    FORM S-3

                              AMENDMENT NO. 1 TO

                            REGISTRATION STATEMENT
                                   UNDER THE
                             SECURITIES ACT OF 1933
                          ---------------------------
                             SPS TECHNOLOGIES, INC.
             (Exact name of registrant as specified in its charter)
Pennsylvania                       3452                          23-1116110
(State of incorporation)  (Primary standard industrial        (I.R.S. employer
                          classification code number)          identification
                                                                    number)
    Jenkintown Plaza, Suite 470, 101 Greenwood Avenue, Jenkintown, PA 19046
       (215) 517-2022 (Address, including zip code and telephone number, including area code, of registrant's principal executive offices)
                          ---------------------------
                            Aaron Nerenberg, Esquire
                 Vice President, General Counsel and Secretary
                             SPS Technologies, Inc.
                          Jenkintown Plaza, Suite 470
                              101 Greenwood Avenue
                              Jenkintown, PA 19046
                                 (215) 517-2022
            (Name, Address, including zip code and telephone number,
                   including area code of agent for service)
                                    Copy to:
                           Andrew C. Culbert, Esquire
                           Masterman, Culbert & Tully
                                One Lewis Wharf
                                Boston, MA 02110
                                 (617) 227-8010
                          ---------------------------
        Approximate date of commencement of proposed sale to the public:
 As soon as practicable after the effective date of this Registration Statement
                          ---------------------------

     If the only securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box: / /

     If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: / /

                          ---------------------------


     The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that the Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.
================================================================================

PROSPECTUS                       515,000 Shares
- ----------                   SPS TECHNOLOGIES, INC.

                                  Common Stock
                           Par value $1.00 per share
     SPS  Technologies,  Inc., a Pennsylvania  corporation (the  "Company"),  is distributing to record holders of shares of its Common Stock, par value $1.00 per share (the "Common Stock"), transferable subscription rights (the "Rights") to subscribe for and purchase up to 515,000 shares of Common Stock held by the Company as treasury shares, together with a like number of associated rights under the Company's Rights Agreement (as defined below) (the "Underlying Shares") for a purchase price (the "Subscription Price") of $24.50 per share (the "Rights Offering"). Such shareholders will receive one (1) Right for each ten (10) shares of Common Stock held by them as of the close of business on November 28, 1994 (the "Record Date"). No fractional Rights or cash in lieu thereof will be distributed or paid by the Company, and the number of Rights distributed by the Company to each holder of Common Stock will be rounded up to the nearest whole number of Rights. Holders of Rights ("Rights Holders") may purchase one Underlying Share for each Right held (the "Subscription Privilege"). The Rights will be evidenced by transferable certificates (the "Subscription Certificates").
     The Company has entered into a "Standby Purchase Agreement", dated as of November 16, 1994 with the "Purchasers" and "Investors" named therein. Pursuant to the Standby Purchase Agreement, Purchasers have agreed, among other things, subject to the terms and conditions set forth therein, to acquire from the Company at the Subscription Price all Underlying Shares subject to their Subscription Privilege and any and all Underlying Shares remaining unsold after the expiration of the Rights (the "Remaining Shares"). An "Affiliate" (as such term is defined in Rule 12b-2 under the Securities Exchange Act of 1934 as amended) of certain of the Purchasers is a Director of the Company, and as of October 31, 1994, the Purchasers and Investors, together with their Affiliates, beneficially owned an aggregate of approximately 9.9% of the outstanding Common Stock. Pursuant to the Standby Purchase Agreement, the Purchasers are to receive an amount equal to one-half of 1% of the gross proceeds to be received by the Company in connection with the Rights Offering in reimbursement of certain expenses incurred by the Purchasers in connection with the Rights Offering (the "Expense Reimbursement"). Contemporaneously with the execution of the Standby Purchase Agreement, the Company has (i) amended the Rights Agreement, dated as of November 11, 1988, and amended by Amendment No. 1 thereto, dated as of January 22, 1991 between the Company and Mellon Bank (East), N.A., as Rights Agent (the "Rights Agreement"), by executing Amendment No. 2 thereto dated as of November 16, 1994 ("Amendment No. 2"); and (ii) entered into a Registration
Rights Agreement among the Company, Purchasers and Investors, dated as of November 16, 1994 (the "Registration Rights Agreement"). See "The Standby
Purchase Agreement" and "Description of Capital Stock - Common Stock - Registration Rights Agreement - Amendments to Rights Agreement."
     The Rights will expire at 5:00 p.m., New York City local time, on December 16, 1994, unless extended by the Company (such date and time, the "Expiration Date") and thereafter will have no value. Accordingly, Rights Holders are strongly urged to either exercise or sell their Rights prior to the Expiration Date.
     The proceeds to the Company from the Rights Offering and the Standby Purchase Agreement will be used to pay transaction expenses, reduce debt under the Company's domestic Amended and Restated Credit Agreement, dated March 21, 1994 and as subsequently amended (the "Bank Credit Agreement"), and for other corporate purposes of the Company.
     The Common Stock is traded on the New York Stock Exchange, Inc. (the "NYSE") under the symbol "ST". It is anticipated that the Rights will trade on the NYSE under the symbol "ST RT" until the close of business on the last trading day preceding the Expiration Date. There has, however, been no prior market for the Rights, and no assurance can be given that a market for the Rights will develop or, if a market develops, that it will remain available throughout the period ending with the Expiration Date, or as to the price at which the Rights will trade. On November 15, 1994, the closing sale price of the Common Stock on the New York Stock Exchange Composite Transactions Tape (the "NYSE Composite Tape") was $25.62 per share.

  AFTER THE EXPIRATION DATE, THE RIGHTS WILL NO LONGER BE EXERCISABLE AND WILL
    HAVE NO VALUE. ACCORDINGLY, RIGHTS HOLDERS ARE STRONGLY URGED TO EITHER
                         EXERCISE OR SELL THEIR RIGHTS.

SEE "RISK FACTORS" FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED
  BY RIGHTS HOLDERS AND PROSPECTIVE INVESTORS PRIOR TO DECIDING TO EXERCISE OR
       SELL RIGHTS OR PURCHASE COMMON STOCK THROUGH THE RIGHTS OFFERING.
                          ---------------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY
                             IS A CRIMINAL OFFENSE.

===================================================================================================
                 Price to Public    Underwriting Discounts and Commissions   Proceeds to Company(1)
- ---------------------------------------------------------------------------------------------------
Per Share.....        $24.50                  None                                  $24.50
- ---------------------------------------------------------------------------------------------------
Total.........        $12,617,500.00          None                                  $12,617,500.00
===================================================================================================


(1) Before deduction of approximately $63,087.50 to be paid to the Purchasers in reimbursement of certain expenses incurred by the Purchasers in connection with the Rights Offering pursuant to the Standby Purchase Agreement (see "The Standby Purchase Agreement") and other expenses of the Rights Offering estimated to be $222,261.53.
               The date of this Prospectus is November 16, 1994.

                             AVAILABLE INFORMATION

     The Company is subject to the informational requirements of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), and in accordance therewith files reports and other information with the Securities and Exchange Commission (the "Commission"). Such reports and other information filed by the Company with the Commission may be inspected at the public reference facilities maintained by the Commission at the Securities and Exchange Commission, Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and should also be available for inspection and copying at the regional offices of the Commission located at Seven World Trade Center, Suite 1300, New York, NY 10048; and at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, IL 60661. Copies of such material may also be obtained from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates. Additionally, such reports and other information concerning the Company are available for inspection at the offices of the NYSE located at 20 Broad Street, New York, NY 10005.

     This Prospectus constitutes a part of a Registration Statement filed by the Company with the Commission under the Securities Act of 1933, as amended (the "Securities Act"). This Prospectus omits certain of the information contained in the Registration Statement, and reference is hereby made to the Registration Statement and to the exhibits relating thereto for further information with respect to the Company and the Common Stock offered hereby. Any statements contained herein concerning the provisions of any document are not necessarily complete, and, in each instance, reference is made to such copy filed as an exhibit to the Registration Statement or otherwise filed with the Commission. Each such statement is qualified in its entirety by such reference. The Registration Statement and the exhibits thereto may be inspected without charge at the office of the Commission at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549, and copies thereof may be obtained from the Commission at prescribed rates.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

     The following documents filed by the Company with the Commission (File No. 1-4416) pursuant to the Exchange Act, are incorporated herein by reference and made a part hereof:

     1. The Company's Annual Report on Form 10-K for the year ended December 31, 1993 and the related amendment filed on Form 10-K/A-1 for the year ended December 31, 1993.

     2. The Company's Quarterly Reports on Form 10-Q for the quarters ended March 31, 1994, June 30, 1994 and September 30, 1994, and the related amendments filed on Form 10-Q/A-1 for the quarters ended March 31, 1994 and June 30, 1994.

     3.  The Company's Current Report on Form 8-K dated January 5, 1994.

     All documents filed by the Company pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date of this Prospectus and prior to the termination of the offering of the securities offered hereby shall be deemed to be incorporated in this Prospectus by reference and to be a part hereof from the date of filing of such documents.

     Any statement contained herein or in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for purposes of this Prospectus to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference herein modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Prospectus.

     The Company will provide without charge to each person, including any beneficial owner, to whom a copy of this Prospectus is delivered, on the written or oral request of any such person, a copy of any and all of the documents incorporated herein by reference (other than exhibits unless such exhibits are specifically incorporated herein by reference). Requests for such copies should be directed to SPS Technologies, Inc., Jenkintown Plaza, 101 Greenwood Avenue, Suite 470, Jenkintown, PA 19046. Attention: Aaron Nerenberg, Esq., General Counsel, telephone number (215) 517-2022.

                               PROSPECTUS SUMMARY

     The following summary is qualified in its entirety by the more detailed information and financial statements appearing or incorporated by reference elsewhere in this Prospectus. Rights Holders and prospective investors should carefully consider the information set forth under the heading "Risk Factors." References to the Company in this Prospectus include the Company's consolidated subsidiaries unless the context otherwise requires.

                                  The Company

     The Company was incorporated under the name "Standard Pressed Steel Company" in Pennsylvania in January 1903. The Company is engaged in the design, manufacture and marketing of high-strength precision mechanical fasteners, precision components and fastening systems, and superalloys in ingot form and magnetic materials.

     The Company has been a leading supplier of industrial and aerospace fasteners for more than 90 years. The Company was among the first producers of fasteners for commercial and military aircraft, and through its Aerospace Products Division continues to provide the industry high-strength bolts, nuts, screws and precision components. Its Industrial Products Division supplies engineered fasteners to makers of automobiles, trucks, diesel engines and farm and construction equipment. The Company's Unbrako Products Division provides socket screws and other fasteners for industrial machinery and equipment. Through its Cannon-Muskegon subsidiary, the Company also provides superalloys for medical applications, aerospace and industrial gas turbine engine components and other parts produced by investment casting. The Arnold Engineering Co., another subsidiary, specializes in magnetic materials and precision foil and strip products for automobiles, aircraft, power supplies, electrical equipment and electronic security systems. Its joint-venture partner, National-Arnold Magnetics Company, supplies soft magnetic tape-wound core products for electrical and electronic equipment. The Company has production facilities and a network of manufacturing and marketing affiliates in 11 countries.

     The Company's principal executive offices are located at Jenkintown Plaza, 101 Greenwood Avenue, Suite 470, Jenkintown, PA 19046, telephone number (215) 517-2022.


                              The Rights Offering
Rights              Each holder of Common Stock will receive one (1) transferable Right for each ten (10) shares of Common
                    Stock held of record by such holder as of the close of business on the Record Date.  The number of Rights distributed by the Company to each holder of Common Stock will be rounded up to the nearest whole number of Rights.  An aggregate of approximately 515,000 Rights will be distributed pursuant to the Rights
                    Offering, and each Right will be exercisable for one Underlying Share.  An aggregate of approximately
                    515,000 Underlying Shares will be sold upon exercise of the Rights and pursuant to the Standby Purchase
                    Agreement.  The distribution of the Rights and sale of shares of Common Stock upon the exercise of the
                    Rights are referred to herein as the "Rights Offering."  The Rights Offering and the purchase of Remaining
                    Shares pursuant to the Standby Purchase Agreement are referred to herein as the "Transaction."  See "The
                    Rights Offering - The Rights" and "The Standby Purchase Agreement."

Record Date         Close of business on November 28, 1994.

Expiration Date     5:00 p.m. New York City local time, on December 16, 1994, unless extended by the Company.

Subscription
Privilege           Rights Holders are entitled to purchase for the Subscription Price one Underlying Share for each Right held.  See "The Rights Offering - Subscription Privilege."

Subscription Price  $24.50, in cash, per Underlying Share purchased pursuant to the Subscription Privilege or the
                    Standby Purchase Agreement.  See "The Rights Offering - Determination of Subscription Price."



Procedure for
Exercising Rights   The  Subscription  Privilege  may be  exercised  and
                    Underlying   Shares  may  be  subscribed   for  by  properly
                    completing  the  Subscription   Certificate  evidencing  the
                    Rights and  forwarding  such  Subscription  Certificate  (or following the Guaranteed  Delivery Procedures as hereinafter defined),  with payment of the  Subscription  Price for each
                    Underlying  Share  purchased  pursuant  to the  Subscription
                    Privilege,  to the  Subscription  Agent for  receipt  by the
                    Subscription  Agent on or prior to the  Expiration  Date. If the mail is used to forward Subscription Certificates, it is recommended  that insured,  registered mail be used and that return receipt be requested.

                    If the aggregate  Subscription Price paid by an exercising Rights
                    Holder is  insufficient  to  purchase  the  number of  Underlying
                    Shares that such holder indicates on the Subscription Certificate are  being  purchased  or  subscribed  for,  or if no  number  of
                    Underlying Shares to be purchased or subscribed for is specified, then the  Rights  Holder  will be  deemed to have  exercised  the
                    Subscription  Privilege to purchase Underlying Shares to the full extent of the payment  tendered.  If the  aggregate  Subscription
                    Price paid by an  exercising  Rights  Holder  exceeds  the amount necessary to purchase the number of  Underlying  Shares for which the Rights Holder has indicated on the  Subscription  Certificate an  intention  to  purchase,  then the excess  funds paid by that holder will be  returned  as soon as  possible  by mail,  without interest or  deduction.  See "The  Rights  Offering - Exercise of
                    Rights."

No Revocation       ONCE A RIGHTS HOLDER HAS EXERCISED THE SUBSCRIPTION PRIVILEGE, SUCH
                    EXERCISE OR SUBSCRIPTION MAY NOT BE REVOKED BY SUCH RIGHTS HOLDER.  RIGHTS
                    NOT EXERCISED PRIOR TO THE EXPIRATION DATE WILL EXPIRE AND WILL NO LONGER
                    BE EXERCISABLE BY ANY RIGHTS HOLDER.  See "The Rights Offering - No Revocation."

Shares of Common
Stock Outstanding
After the
Transaction         Approximately 5,633,798 shares, based on 5,118,798 shares outstanding on October 31, 1994 (prior to the Transaction).

Transferability
of Rights           The Rights  will be  transferable,  and it is  anticipated that they will trade on the NYSE until the close of  business  on the last NYSE trading day preceding the  Expiration  Date.  There can be no  assurances,  however,  that any  market for the Rights will  develop,  or, if a market  develops,  that the market  will remain  available  throughout  the period during which the Rights may be  exercised,  or as to the price at which the  Rights  will trade.  See  "The  Rights  Offering  -  Methods  of  Transferring
                    Rights."

Amendments and
Termination         The Rights Offering may be extended, and its terms and conditions amended by the Company, at the
                    Company's option subject to the terms of the Standby Purchase Agreement.  See "The Standby Purchase
                    Agreement."  If the Company materially amends the terms of the Rights Offering, a new definitive
                    Prospectus will be distributed to all Rights Holders who have theretofore exercised their Rights and to all
                    Rights Holders of record on the date of such amendment, together with a form on which each exercising
                    Rights Holder can consent to the amended terms; any Rights Holder who has theretofore exercised any
                    Rights, or who exercises Rights within four (4) business days after the mailing of the new definitive
                    Prospectus, and who does not so consent within ten (10) business days after the mailing of the amended definitive Prospectus and form of consent, will be deemed to have cancelled such exercise and the
                    Company will promptly refund as soon as practicable by mail the full amount of the Subscription Price theretofore paid by such Rights Holder, without interest or deduction.  Any completed Subscription Certificate received by the Subscription Agent five (5) or more business days after the date of the amendment will be deemed to constitute the consent of the Rights Holder who completed such Subscription Certificate to the amended terms of the Rights Offering.

                    The Company may terminate the Rights Offering under certain limited circumstances at any time prior to the Expiration Date.  See "The Standby Purchase Agreement."





Persons Holding
Shares, or Wishing
to Exercise Rights,
Through Others      Persons holding shares of Common Stock,  and receiving the
                    Rights  distributable  with  respect  thereto,  through a broker, dealer,  commercial bank, trust company or other nominee, as well as persons holding  certificates  of Common Stock  personally who would  prefer  to  have  such  institutions  effect  transactions relating  to the  Rights  on their  behalf,  should  contact  the appropriate  institution or nominee and request it to effect such transactions  for them.  See "The  Rights  Offering - Exercise of
                    Rights."
Procedures for
Exercising
Rights by Foreign
Shareholders        Subscription Certificates will not be mailed to Rights Holders whose addresses are outside the United
                    States, but will be held by the Subscription Agent for such Holders' accounts.  To exercise or sell their
                    Rights, such Holders must notify the Subscription Agent prior to 11:00 a.m., New York City local time, at least two (2) NYSE trading days preceding the Expiration Date, at which time (if no contrary instructions have been received) the Rights represented thereby will be sold, subject to the Subscription Agent's ability to find a purchaser.  Any such sales will be at prevailing market prices.  The proceeds, if any, resulting from sales of Rights of Holders whose addresses are not known by the Subscription Agent or to whom delivery cannot be made will be held by the Subscription Agent in a non-interest bearing account.  The ability of such Holders to exercise or sell Rights will expire on the Expiration Date.  See "The Rights Offering" -
                    "Foreign and Certain Other Shareholders."
Issuance of Common
Stock               Certificates representing shares of Common Stock purchased pursuant to the Subscription Privilege will be delivered to subscribers by mail as soon as practicable after the Expiration Date.  See "The Rights Offering
                    - Subscription Privilege."
Certain Federal
Income Tax          Consequences  For United States federal income tax purposes,
                    Rights Holders  generally will not recognize  taxable income in connection  with the issuance to them or exercise by them of Rights.  Rights  Holders  may incur gain or loss upon the sale of the  Rights.  See "The  Rights  Offering  -  Certain
                    Federal Income Tax Consequences."

Use of Proceeds     The Company  anticipates  that the net proceeds from
                    the Transaction will be approximately $12,330,000.00. Such proceeds  will be used by the  Company to reduce  debt under the Company's Bank Credit  Agreement and for other corporate
                    purposes,   and  to  pay  fees  and  expenses   incurred  in
                    connection  with the  Transaction.  See  "Use of  Proceeds."
                    Pursuant to the mandatory prepayment  provisions of the Bank
                    Credit Agreement,  unless waived by the lenders, the Company is required to prepay debt or have its debt capacity reduced
                    by  the  amount  by  which  the  net  proceeds   from  equity
                    financing, such as the Rights Offering, exceed $10,000,000.

Subscription Agent  Mellon Bank, N.A., telephone number: (800) 777-3674; telecopy number:  (201) 296-4062.

Information         Agent  Questions  and  requests  for  copies  of  applicable documents  and for  assistance  concerning  the  exercise or transfer of the Rights  should be  directed  to  Georgeson &
                    Company Inc.  (the  "Information  Agent").  The  Information
                    Agent's telephone number in New York is (212) 440-9800,  and outside of New York is toll-free (800) 223-2064.
The Standby
Purchase Agreement  The Company has entered into the Standby Purchase Agreement with the Purchasers and Investors.  As of
                    October 31, 1994, the Purchasers and Investors, together with their Affiliates, beneficially owned an aggregate of approximately 9.9% of the outstanding Common Stock.  A Director of the Company is an Affiliate of
                    certain of the Purchasers.  See "Security Ownership of Certain Persons."  Pursuant to the Standby Purchase
                    Agreement, the Purchasers have agreed, subject to the terms and conditions set forth therein, to purchase from the Company all Underlying Shares pursuant to their Subscription Privilege and any and all
                    Remaining Shares.  Pursuant to the Standby Purchase Agreement, the Purchasers and Investors have agreed to certain conditions and restrictions with respect to shares of Common Stock beneficially owned by them and their Affiliates.  Pursuant to the Standby  Purchase  Agreement,  the Company has amended the Rights
                    Agreement by Amendment No. 2 and otherwise agreed, subject to the terms  and  conditions  set  forth  therein, for  a  period  of approximately  six (6) years to,  among  other things,  take all actions  necessary  to  permit,  and not to take  any  action  to interfere  with,  Purchasers',  Investors' and their  Affiliates' acquisition or beneficial  ownership of
                    Common Stock representing  up to and  including  twenty  percent  (20%) of the total  voting power  in the  general  election  of  directors  of  the  Company (subject to increase in certain circumstances,  the  "Percentage Limitation"). In addition, the Purchasers may acquire Rights from
                    Rights  Holders  in the open  market or in  privately  negotiated transactions prior to the Expiration Date.
                    Following consummation of the Transaction, the Purchasers may, subject to the Percentage
                    Limitation,  acquire  additional  shares of Common Stock  and/or, subject to the terms of the Standby Purchase
                    Agreement,  dispose of shares of Common Stock. See "The Standby Purchase  Agreement,"
                    "Description  of  Capital  Stock,"  "The  Rights  Agreement"  and "Amendments to Rights Agreement."





Risk Factors        FOR  A   DISCUSSION   OF  FACTORS  THAT  SHOULD  BE
                    CONSIDERED IN EVALUATING  WHETHER TO EXERCISE OR SELL RIGHTS
                    OR PURCHASE  COMMON STOCK THROUGH THE RIGHTS  OFFERING,  SEE
                    "RISK FACTORS".

NYSE Symbol for
Common  Stock       The  Common  Stock of the  Company is traded on the NYSE under the symbol "ST".

NYSE Symbol for
the Rights          The Rights will trade on the NYSE under the symbol "ST RT".



                                  RISK FACTORS

     Rights Holders and prospective investors should carefully consider the specific risk factors set forth below as well as the other information set forth in this Prospectus before deciding whether to exercise or sell Rights or purchase shares of Common Stock through the Rights Offering.

CERTAIN COMPANY CONSIDERATIONS

Recent Losses

     The Company has suffered substantial losses over the past two years. A net loss was reported for 1993 of $31 million, or $6.07 per share, compared to a net loss of $20.4 million, or $4.00 per share, in 1992. The loss in 1993 was attributable to a pre-tax restructuring charge recorded by the Company of $32.4 million. The 1992 loss resulted from a pre-tax restructuring charge of $6.8 million and a change in accounting policies of $13.4 million. Sales in 1993 of $319.1 million declined by $40.3 million, or 11.2 percent from 1992 amounts. Fastener segment sales declined $35.7 million, or 13.6 percent, primarily due to the effect of exchange rate changes which affected sales by $12 million and also due to reduced shipments to the aerospace market. Materials segment sales decreased by $4.6 million, or 4.8 percent, as the increased sales of magnetic materials were offset by a greater decline in the sales of superalloys. The Company's total debt to equity ratio was 87% at December 31, 1993, and 49% at December 31, 1992. Total debt was $89.2 million at the end of 1993, up $18.8 million from the end of 1992. Because of these losses and existing financial conditions, the Board of Directors suspended dividends to shareholders in December 1993.

     For the nine month period ended September 30, 1994, the Company reported net earnings of $1.6 million, or $.30 per share, compared to a net loss of $3.8 million, or $.75 per share, for the same period in 1993. The net earnings for the nine months ended September 30, 1994 contained unusual items which resulted in a net charge of $3.5 million. This included a $6.6 million loss on disposal of Ferre Plana, S.A., the Company's subsidiary in Barcelona, Spain and a $3.1 million credit for the reversal of reserves associated with the 1993 restructure charge. Ferre Plana, S.A., which manufactured commodity industrial fasteners, had lost $9.4 million since it was acquired in 1990, and would have incurred additional losses and required a substantial cash investment in 1994. The Company's total debt to equity ratio was 83% at September 30, 1994, compared to 87% at December 31, 1993. Total debt was $91.2 million at September 30, 1994, an increase of $2 million from the end of 1993. Notwithstanding current earnings, no assurances can be given that the Company will not incur losses in future periods or that such losses, if incurred, will not have a material impact on the Company's financial condition.

Environmental Contingencies

     The Company has been identified as a potentially responsible party by various federal and state authorities for clean-up or removal of waste from various disposal sites. At September 30, 1994, the accrued liability for environmental remediation represents management's best estimate of the probable and reasonably estimable costs related to environmental remediation. The measurement of the liability is evaluated quarterly based on currently available information. As the scope of the Company's environmental liability becomes more clearly defined, it is possible that additional reserves may be necessary. Accordingly, it is possible that the Company's results of operations in future quarterly or annual periods could be materially adversely affected. However, management believes that the overall costs of environmental remediation will be incurred over an extended period of time and, as a result, such costs are not expected to have a material impact on the consolidated financial position of the Company.

No Assurance as to Market Development

     The market outlook for the Company's various businesses currently is mixed. The aerospace industry is projected to remain depressed. While the Company hopes to strengthen its position in the marketplace in all of its major business segments and to explore potential acquisitions, there can be no assurance of its success in these regards.

Competition

     The Company's business is highly competitive. Competition is based primarily on technology, price, service, product quality and performance. The Company competes with other companies having greater financial resources than the Company.

Dividend Policy

     The Company does not anticipate the payment of dividends on the Common Stock in the foreseeable future. Currently, the Company's Bank Credit Agreement prohibits the payment of dividends.

Concentration of Ownership

     Ownership of a substantial number of shares of Common Stock is concentrated in a relatively small number of holders. Sales of or offers to sell a substantial number of shares of Common Stock, or the perception by investors, investment professionals and securities analysts of the possibility of such sales, could adversely affect the market for, and price of, the Common Stock. Concentration of ownership in certain holders of Common Stock may increase significantly as a result of the Rights Offering.

CERTAIN OFFERING CONSIDERATIONS

Dilution

     The Rights entitle Rights Holders to purchase shares of the Common Stock at a price below the market price of the Common Stock immediately prior to the effective date of the Company's Registration Statement. Shareholders who exercise their Rights will preserve their proportionate interest in the equity ownership and voting power of the Company. Shareholders who do not exercise their Rights in full will experience a decrease in their proportionate interest in the equity ownership and voting power of the Company. Shareholders who do not exercise or sell their Rights will relinquish any value inherent in the Rights. The sale of the Rights by a Shareholder may not compensate such Shareholder for all or any part of any reduction in the market value of such Shareholder's shares of Common Stock due to the Rights Offering. Assuming the issuance of all of the shares of Common Stock offered in the Transaction (estimated for these purposes at 515,000 shares using an assumed exercise price of $25.00 per share), purchasers of the Common Stock offered hereby will experience immediate dilution of $3.24 per share, which represents the difference between the assumed exercise price of $25.00 per share and the net tangible book value per share at September 30, 1994 of $21.76 per share on a pro forma basis. See "Unaudited Pro Forma Consolidated Capitalization."

Market Considerations

     There can be no assurance that the market price of the Common Stock will not decline during the subscription period or that, following the issuance of the Rights and the sale of the Underlying Shares upon exercise of Rights or the Remaining Shares pursuant to the Standby Purchase Agreement, a subscribing Rights Holder will be able to sell shares of Common Stock purchased in the Rights Offering at a price equal to or greater than the Subscription Price. THE ELECTION OF A RIGHTS HOLDER TO EXERCISE RIGHTS IN THE RIGHTS OFFERING IS IRREVOCABLE. MOREOVER, UNTIL CERTIFICATES OF SHARES OF COMMON STOCK ARE DELIVERED, SUBSCRIBING RIGHTS HOLDERS MAY NOT BE ABLE TO SELL THE SHARES OF COMMON STOCK THAT THEY HAVE PURCHASED IN THE RIGHTS OFFERING. CERTIFICATES REPRESENTING SHARES OF COMMON STOCK PURCHASED PURSUANT TO THE SUBSCRIPTION PRIVILEGE WILL BE DELIVERED BY MAIL AS SOON AS PRACTICABLE FOLLOWING THE EXPIRATION DATE. THE UNDERLYING SHARES HAVE BEEN PREVIOUSLY LISTED ON THE NYSE AND ARE CURRENTLY HELD BY THE COMPANY AS TREASURY SHARES.

     No interest will be paid to Rights Holders on funds delivered to the Subscription Agent pursuant to the exercise of Rights pending delivery of the Underlying Shares.

     There is currently no public market for the Rights. The Company intends to trade the Rights on the NYSE (although there can be no assurance that any market for the Rights will develop or as to the ability of Rights Holders to sell their Rights prior to the Expiration Date or as to the price at which their Rights may be sold).

Certain Tax Considerations

  Shareholders will not recognize taxable income, for federal income tax purposes, in connection with the receipt of the Rights and will not recognize any gain or loss upon the exercise of such Rights. Shareholders who sell their Rights prior to exercise may recognize gain or loss in the Rights sold. EACH SHAREHOLDER IS URGED TO CONSULT SUCH SHAREHOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING AS MAY BE APPLICABLE TO THAT SHAREHOLDER. In addition, the Company does not believe that as a consequence of the Rights Offering there will be any ownership change in the Company which would eliminate partially or completely the Company's net operating loss carryforwards available to reduce the Company's future taxable income or that the Company has been incorrect in any of its loss carryforward calculations. However, since the law is sometimes unclear or unsettled with respect to such loss carryforwards, there can be no assurance in this regard. See "Certain Federal Income Tax Considerations."


SIGNIFICANT SHAREHOLDERS

     As of October 31, 1994, several entities or individuals owned 5% or more of the Common Stock, including the Purchasers, Investors and their Affiliates who collectively beneficially owned approximately 9.9% of the Common Stock as of such date. See "Security Ownership of Certain Persons." Pursuant to the Standby Purchase Agreement, the Purchasers have agreed to exercise all of their Subscription Privileges and have agreed to purchase all of the Remaining Shares. In the event that other shareholders do not exercise any of their Rights, the Purchasers, Investors and their Affiliates could own up to an aggregate of approximately 18% of the Common Stock. In addition, the Purchasers, Investors and their Affiliates may (i) purchase Rights in the open market and in privately negotiated transactions prior to the Expiration Date,
(ii) subject to the Percentage Limitation, acquire additional shares of Common Stock following the consummation of the Transaction, and/or (iii) subject to the terms of the Standby Purchase Agreement, dispose of shares of Common Stock. See "The Standby Purchase Agreement" and "Description of Capital Stock - Rights Agreement - Amendments to Rights Agreement."

     The Standby Purchase Agreement provides, among other things, that during the term of the Standby Purchase Agreement, the Company will generally exercise all authority under applicable law to cause an Affiliate of certain of the Purchasers (Eric M. Ruttenberg, currently a Director of the Company, or another designee of the Purchasers and Investors), to be elected to the Company's Board of Directors and to be appointed to the Audit, Executive, Directors and Executive Compensation and Stock Option Committees of the Board. In the event the number of Directors is increased beyond eight (8) members, the Purchasers and Investors are entitled to nominate an individual to fill the first of each three (3) additional Board member positions. See "The Standby Purchase Agreement."

ANTI-TAKEOVER PROVISIONS

     Certain agreements, including the Rights Agreement and the Standby Purchase Agreement, contain provisions that may have the effect of delaying, deferring or preventing a change in control of the Company. In addition, the Company's Amended and Restated Certificate of Incorporation and Bylaws contain certain provisions that may have an anti-takeover effect. See "Description of Capital Stock - Authorized Capital Stock - Preferred Stock" and "Description of Capital Stock - Anti-Takeover Provisions."

     The Board of Directors has taken all action necessary to provide that the restrictions on business combinations set forth in Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law will not apply to any of the Purchasers, Investors or their Affiliates as a result of the Purchasers', Investors' or their Affiliates' acquisition or beneficial ownership of Common Stock not in excess of the Percentage Limitation. See "The Standby Purchase Agreement" and "Description of Capital Stock - Antitakover Provisions."



                                USE OF PROCEEDS

     The Company anticipates that the proceeds available to the Company from the Transaction will be approximately $12,330,000.00. Such proceeds will be used by the Company to reduce debt under the Company's Bank Credit Agreement and for other corporate purposes, and to pay fees and expenses incurred in connection with the Transaction. Pursuant to the mandatory prepayment provisions of the Bank Credit Agreement, unless waived by the lenders, the Company is required to prepay debt or have its debt capacity reduced by the amount by which the net proceeds from equity financing, such as the Rights Offering, exceed $10,000,000.

                  PRO FORMA CONSOLIDATED CAPITALIZATION TABLE

     The following table sets forth the consolidated capitalization of the Company at September 30, 1994 and the pro forma consolidated capitalization of the Company as of that date adjusted to give effect to the Transaction. The table assumes, solely for purposes of presenting pro forma consolidated capitalization, the purchase of 515,000 Underlying Shares at a Subscription Price of $25.00 per share and expenses of the Transaction in the amount of $300,000. The table further assumes that all of the net proceeds of the Rights Offering will be applied to reduce debt under the Bank Credit Agreement.

                                SPS TECHNOLOGIES
       PRO FORMA CONSOLIDATED CAPITALIZATION TABLE AT SEPTEMBER 30, 1994
                                    ($000's)

                                            ACTUAL              IMPACT          AS ADJUSTED
                                            ------              ------          -----------

LONG-TERM DEBT                             $86,112             (12,575)            73,547
                                           =======             =======             ======
SHAREHOLDERS' EQUITY
   Preferred stock, par value
      $1 per share,
   Authorized 400,000 shares,
      Issued none
   Common stock, par value
      $1 per share,
   Authorized 30,000,000 shares,
   Issued 6,372,256 shares                   6,372                                 6,372
                                             -----                                 -----
   Additional paid-in-capital               59,972               8,414            63,386
                                             -----                                 -----
   Retained earnings                        62,066                                62,066
                                             -----                                 -----
   Minimum pension liability                (1,780)                               (1,780)
   Common stock in treasury,
     at cost ($8.08)
       1,253,458 shares as of 9/30/94      (10,132)              4,161            (5,971)
         515,000 shares issued as part of
         Transaction 738,458 shares after
         Transaction
   Cumulative translation adjustments       (6,482)                               (6,482)
                                             -----                               -------
TOTAL SHAREHOLDERS' EQUITY                 110,016              12,575           122,591
                                           =======              ======           =======


TOTAL SHARES OUTSTANDING                 5,118,798             515,000         5,633,798
                                         ---------             -------         ---------
BOOK VALUE PER SHARE                        $21.49                $.27            $21.76
                                            ------                ---             ------
EXERCISE PRICE                                NA                  NA              $25.00
DILUTION PER SHARE                                                                 $3.24
                                                                                   -----

                              THE RIGHTS OFFERING

The Rights

  The Company is distributing transferable Rights directly to the record holders of its outstanding Common Stock as of the close of business on the Record Date. The Company will distribute, at no cost to such record holders, one (1) Right for each ten (10) shares of Common Stock held on the Record Date. The Rights will be evidenced by transferable Subscription Certificates.

  No fractional Rights or cash in lieu thereof will be issued or paid, and the number of Rights distributed to each holder of Common Stock will be rounded up to the nearest whole number of Rights. No Subscription Certificate may be divided in such a way as to permit a holder of Common Stock to receive a greater number of Rights than the number to which such Subscription Certificate entitles such holder, except that a depository, bank, trust company or securities broker or dealer holding shares of Common Stock on the Record Date for more than one beneficial owner may, upon proper showing to the Subscription Agent, exchange its Subscription Certificate to obtain a Subscription Certificate for the number of Rights to which all such beneficial owners in the aggregate would have been entitled had each been a record holder of Common Stock on the Record Date. The Company reserves the right to refuse to issue any such Subscription Certificate if such issuance would be inconsistent with the principle that each beneficial owner's holdings will be rounded up to the nearest whole Right.

  Because the number of Rights distributed to each record holder will be rounded up to the nearest whole number, beneficial owners of Common Stock who are also the record holders of their shares might receive more Rights under certain circumstances than beneficial owners of Common Stock who are not also the record holders of their shares and who do not obtain (or cause the record owner of their shares of Common Stock to obtain) a separate Subscription Certificate with respect to the shares beneficially owned by them, including shares held in an investment advisory or similar account. To the extent that record holders of Common Stock or beneficial owners of Common Stock who obtain a separate Subscription Certificate receive more Rights, they will be able to subscribe for more shares pursuant to the Subscription Privilege.

Expiration Date

  The Rights will expire at 5:00 p.m., New York City local time, on December 16, 1994, subject to extension by the Company. After the Expiration Date, unexercised Rights will be null and void. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the "Guaranteed Delivery Procedures" described below.

Subscription Privilege

  Each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one Underlying Share. Certificates representing Underlying Shares purchased pursuant to the Subscription Privilege will be delivered by mail to subscribers as soon as practicable after the exercise by the Rights Holder of their Subscription Privileges and receipt of payment therefor by the Subscription Agent.

Subscription Price

  The Subscription Price is $24.50, in cash, per Underlying Share purchased pursuant to the Subscription Privilege or the Standby Purchase Agreement. See "Determination of Subscription Price" and "The Standby Purchase Agreement."

Exercise of Rights

  Rights may be exercised by delivery to the Subscription Agent on or prior to 5:00 p.m., New York City local time, on the Expiration Date, the properly completed and executed Subscription Certificate evidencing such Rights with any required signature guaranties, together with payment in full of the Subscription Price for each Underlying Share to be purchased pursuant to the Subscription Privilege. Such payment in full must be (a) by check or bank draft drawn upon a U.S. bank or postal, telegraphic or express money order payable to "Mellon Bank, N.A. as Subscription Agent", or (b) by wire transfer of funds to the account maintained by the Subscription Agent for such purpose at Mellon Bank, N.A., Pittsburgh, PA, ABA No. 043000261, Account No. 100-2331, Mellon Financial Services Corporation, #17, Reorg. Account, Attention: SPS Rights, Evelyn O'Connor. The Subscription Price will be deemed to have been received by the Subscription Agent only upon (i) clearance of any uncertified check, (ii) receipt by the Subscription Agent of any certified check or bank draft drawn upon a U.S. bank or of any postal, telegraphic or express money order, or (iii) receipt of collected funds in the Subscription Agent's account designated above. IF PAYING BY UNCERTIFIED PERSONAL CHECK, PLEASE NOTE THAT
THE FUNDS PAID THEREBY MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, RIGHTS HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED PERSONAL CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER OR BY WIRE TRANSFER OF FUNDS.

  The address to which the Subscription Certificates and payment of the Subscription Price should be delivered is:

  If by mail:    Mellon Bank, N.A.
                 P.O. Box 768
                 Midtown Station
                 New York, NY 10018
                 Attention:  REORG Dept.

  If by hand:    Mellon Bank, N.A.
                 c/o Mellon Securities Transfer Services
                 120 Broadway, 13th Floor
                 New York, NY

  If by overnight
  courier:       Mellon Bank, N.A.
                 85 Challenger Road
                 Overpeck Centre
                 Richfield Park, NJ 07660

  The Subscription Agent's telephone number is toll-free (800) 777-3674 and its telecopy number is (201) 296-4062.

  If a Rights Holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificate(s) evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

  (a) such holder has caused payment in full of the Subscription Price for each Underlying Share being purchased pursuant to the Subscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

  (b) the Subscription Agent receives, on or prior to the Expiration Date, a notice of guaranteed delivery (a "Notice of Guaranteed Delivery"), substantially in the form provided with the "Instructions as to Use of Subscription Certificates" (the "Instructions") distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., from a commercial bank or trust company having an office or correspondent in the United States, or from a financial institution acceptable to the Subscription Agent (each an "Acceptable Institution"), stating the name of the exercising Rights Holder, the number of Rights represented by the Subscription Certificate(s) held by such exercising Rights Holder, the number of Underlying Shares being purchased pursuant to the Subscription Privilege and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate(s) evidencing such Rights within five NYSE trading days following the date of the Notice of Guaranteed Delivery; and

  (c) the properly completed Subscription Certificate(s) evidencing the Rights being exercised, with any required signature guaranties, is received by the Subscription Agent within five NYSE trading days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the address set forth above, or may be transmitted to the Subscription Agent by telegram or facsimile transmission (telecopy no. 201-296-4062). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Subscription Agent or the Information Agent, whose addresses and telephone numbers are set forth below.

  If an exercising Rights Holder does not indicate the number of Rights being exercised, or does not forward full payment of the aggregate Subscription Price for the number of Rights that the Rights Holder indicates are being exercised, then the Rights Holder will be deemed to have exercised the Subscription Privilege with respect to the maximum number of Rights that may be exercised for the aggregate Subscription Price payment delivered by the Rights Holder. To the extent that the aggregate Subscription Price payment delivered by the Rights Holder exceeds the product of the Subscription Price multiplied by the number of Rights evidenced by the Subscription Certificates delivered by the Rights Holder (such excess being the "Subscription Excess"), the Subscription Excess paid by that Rights Holder shall be returned as soon as practicable by mail, without interest or deduction.

  Unless a Subscription Certificate (i) provides that Underlying Shares to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the holder of such Rights or (ii) is submitted for the account of an Acceptable Institution, signatures on such Subscription Certificate must be guaranteed by a participant in the Securities Transfer Agents Medallion Program, the Stock Exchange Medallion Signature Program or the New York Stock Exchange, Inc. Medallion Signature Program.

  Persons who hold shares of Common Stock for the account of others, such as brokers, trustees or depositaries for securities (each, a "Nominee Holder") should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights. If the beneficial owner so instructs, the Nominee Holder of such Right should complete Subscription Certificates and submit them to the Subscription Agent with the proper payment. In addition, beneficial owners of Common Stock or Rights held through such a Nominee Holder should contact the Nominee Holder and request the Nominee Holder to effect transactions in accordance with the beneficial owners' instructions.

  The instructions accompanying the Subscription Certificates should be read carefully and followed in detail. DO NOT SEND SUBSCRIPTION CERTIFICATES TO THE COMPANY.

  THE METHOD OF DELIVERY OF SUBSCRIPTION CERTIFICATES AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO 5:00 P.M., NEW YORK CITY LOCAL TIME, ON THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, YOU ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK OR MONEY ORDER.

  All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company in its sole discretion may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification.

  Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions as to Use of Subscription Certificates or the Notice of Guaranteed Delivery should be directed to the Information Agent, Georgeson & Company Inc., at its address set forth under "Information Agent" below.

No Revocation

  ONCE A RIGHTS HOLDER HAS EXERCISED THE SUBSCRIPTION PRIVILEGE, SUCH EXERCISE OR SUBSCRIPTION MAY NOT BE REVOKED BY SUCH RIGHTS HOLDER.

Methods of Transferring Rights

  The Rights may be purchased or sold through usual investment channels. It is anticipated that they will trade on the NYSE until the close of business on the last NYSE trading day preceding the Expiration Date.

  The Rights evidenced by a single Subscription Certificate may be transferred in whole by endorsing the Subscription Certificate for transfer in accordance with the accompanying instructions. A portion of the Rights evidenced by a single Subscription Certificate (but not fractional Rights) may be transferred by delivering to the Subscription Agent a Subscription Certificate properly endorsed for transfer, with instructions to register such portion of the Rights evidenced thereby in the name of the transferee (and to issue a new Subscription Certificate to the transferee evidencing such transferred Rights). In such event, a new Subscription Certificate evidencing the balance of the Rights will be issued to the Rights Holder or, if the Rights Holder so instructs, to an additional transferee.

  The Rights evidenced by a Subscription Certificate may be sold, in whole or in part (but not with respect to fractional Rights), through the Subscription Agent by delivering to the Subscription Agent the Subscription Certificate properly executed for sale by the Subscription Agent. If only a portion of the Rights evidenced by a single Subscription Certificate is to sold by the Subscription Agent, that Subscription Certificate must be accompanied by instructions setting forth the action to be taken with respect to the Rights that are not to be sold. Promptly following the settlement of such sale, the Subscription Agent will send the Rights Holder a check for the proceeds from the sale of any Rights sold, less any applicable brokerage commissions, taxes and other direct expenses of sales. Upon settlement, a Rights Holder for which the Subscription Agent sells Rights on any given day will receive for each of its Rights so sold the net weighted average sale price of all Rights sold on that day by the Subscription Agent. The net weighted average sale price will be calculated by dividing the total proceeds from all sales realized by the Subscription Agent on the day of sale by the total number of Rights sold by the Subscription Agent on that day and then subtracting a pro-rata portion of any applicable brokerage commissions, taxes and other expenses. The Subscription Agent shall not sell the Rights at a price which would result in a net loss to the Subscription Agent after any applicable brokerage commissions, taxes or other direct expenses of sale. No assurance, however, can be given that a market will develop for the Rights, that the Subscription Agent will be able to sell any Rights, or as to the price at which the Rights will trade. The Company will pay the fees charged by the Subscription Agent for effecting such sales. Orders to sell Rights must be received by the Subscription Agent at or prior to 11:00 a.m., New York City local time, at least two NYSE trading days preceding the Expiration Date. The Subscription Agent's obligation to execute orders is subject to its ability to find buyers. If the Rights cannot be sold by the Subscription Agent by 5:00 p.m., New York City local time, two (2) NYSE trading days preceding the day on which the Expiration Date occurs, they will be returned promptly by mail to the Rights Holder or, if so arranged, held by the Subscription Agent for pickup.

  Rights Holders wishing to transfer all or a portion of their Rights (but not fractional Rights) should allow a sufficient amount of time prior to the Expiration Date for (i) the transfer instructions to be received and processed by the Subscription Agent, (ii) a new Subscription Certificate to be issued and transmitted to the transferee or transferees with respect to transferred Rights, and to the transferor with respect to retained Rights, if any, and (iii) the Rights evidenced by such new Subscription Certificates to be exercised or sold by the recipients thereof. Neither the Company nor the Subscription Agent shall have any liability to a transferee or transferor of Rights if Subscription Certificates are not received in time for exercise or sale prior to the Expiration Date.

  Except for the fees charged by the Subscription Agent, and the fee paid to the Purchasers pursuant to the Standby Purchase Agreement (each of which will be paid by the Company as described below), all commissions, fees and other expenses (including brokerage commissions and transfer taxes) incurred in connection with the purchase, sale or exercise of Rights will be for the account of the transferor of the Rights, and none of such commissions, fees or expenses will be paid by the Company or the Subscription Agent.

Procedures for DTC Participants

  The Company anticipates that the exercise of the Subscription Privilege may be effected through the facilities of the Depository Trust Company.

Amendment and Termination

  Subject to the terms of the Standby Purchase Agreement, the Company reserves the right to extend the Expiration Date and to amend the terms and conditions of the Rights Offering, regardless of whether the amended terms are more or less favorable to Rights Holders. If the Company amends the terms of the Rights Offering, the Registration Statement of which this Prospectus forms a part will be amended, and a new definitive Prospectus will be distributed to all Rights Holders who have theretofore exercised Rights and to holders of record of unexercised Rights on the date the Company amends such terms. In addition, all Rights Holders who have theretofore exercised Rights, or who exercise Rights within four (4) business days after the mailing of the new definitive Prospectus, shall be provided with a form of Consent to Amended Rights Offering Terms, on which they can confirm their exercise of Rights and their subscriptions under the terms of the Rights Offering as amended; any Rights Holder who has theretofore exercised any Rights, or who exercises Rights within four (4) business days after the mailing of the new definitive Prospectus, and who does not return such Consent within ten (10) business days after the mailing of such Consent by the Company will be deemed to have canceled his or her exercise of Rights, and the full amount of the Subscription Price theretofore paid by such Rights Holder will be returned as soon as possible by mail, without interest or deduction. Any completed Subscription Certificate received by the Subscription Agent five (5) or more business days after the date of the amendment will be deemed to constitute the consent of the Rights Holder who completed such Subscription Certificate to the amended terms.

  The Company also reserves the right to terminate the Rights Offering prior to the Expiration Date for the following reasons: (i) a suspension of trading in the Company's Common Stock by the NYSE or suspension of trading of securities generally on the NYSE, (ii) a "stop order" issued by the SEC suspending the effectiveness of the Company's Registration Statement covering the Underlying Shares, (iii) entry of a judgment or order by a court or other governmental authority restraining, prohibiting or materially interfering with the Rights Offering and (iv) subject to compliance with NYSE policies, the Company's determination (upon approval by the NYSE) that continuation of the Rights Offering would not be in the Company's best interest. Such termination would be effected by the Company by giving oral or written notice of such termination to the Subscription Agent and making a public announcement thereof. If the Rights Offering is so terminated, the Subscription Price will be returned as soon as possible by mail to exercising Rights Holders, without interest or deduction. Neither the Company nor any selling Rights Holders will have any obligation to a purchaser of Rights, whether such purchase was made through the Subscription Agent or otherwise, in the event that the Rights Offering is terminated.

Determination of Subscription Price

  The Company believes that the Subscription Price reflects the Company's objective of achieving the maximum net proceeds obtainable from the Rights Offering while providing the holders of Common Stock with an opportunity to make an additional investment in the Company, and thus avoid a dilution of their ownership position in the Company.


  In determining the structure of the Rights Offering and establishing the Subscription Price, the Board of Directors (other than Eric M. Ruttenberg who has abstained from voting on all matters related to the Rights Offering and the Transaction) considered such factors as the alternatives available to the Company for raising capital (including the costs of such alternatives), the market price of the Common Stock, the business prospects for the Company, the general condition of the securities markets at the time of the meeting of the Board of Directors at which the Rights Offering was approved, a review of the subscription prices relative to market prices in a number of rights offerings and negotiations with the Purchasers and their Affiliates. There can be no assurance, however, that the market price of the Common Stock will not decline during the subscription period to a level equal to or below the Subscription Price, or that, following the issuance of the Rights and of the Common Stock upon exercise of Rights, a subscribing Rights Holder will be able to sell shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

Subscription Agent

  The Company has appointed Mellon Bank, N.A. as Subscription Agent for the Rights Offering. The Subscription Agent's addresses, which are the addresses to which Subscription Certificates, subscription payments and a Notice of Guaranteed Delivery must be delivered, are:

  If by mail:    Mellon Bank, N.A.
                 P.O. Box 768
                 Midtown Station
                 New York, NY 10018
                 Attention:  REORG Dept.

  If by hand:    Mellon Bank, N.A.
                 c/o Mellon Securities Transfer Services
                 120 Broadway, 13th Floor
                 New York, NY
  If by overnight
  courier:       Mellon Bank, N.A.
                 85 Challenger Road
                 Overpeck Centre
                 Richfield Park, NJ 07660

  The Subscription Agent's telephone number is toll-free (800) 777-3674 and its telecopy number is (201) 296-4062.

  The Company will pay the fees and expenses of the Subscription Agent and has also agreed to indemnify the Subscription Agent from certain liabilities which it may incur in connection with the Rights Offering.

Information Agent

  The Company has appointed Georgeson & Company Inc. as Information Agent for the Rights Offering. Any questions or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery may be directed to the Information Agent at the address and telephone number below:

            Georgeson & Company Inc.
            Wall Street Plaza
            New York, NY 10005

  The Information Agent's telephone number in New York is (212) 440-9800 and outside of New York is toll-free (800) 223-2064.

  The Company will pay the fees and expenses of the Information Agent and has also agreed to indemnify the Information Agent from certain liabilities which it may incur in connection with the Rights Offering.


Foreign and Certain Other Shareholders

  Subscription Certificates will not be mailed to Rights Holders or to any subsequent transferees of any Subscription Certificates whose addresses are outside the United States or who have APO or FPO addresses or whose addresses are in states in which the Company has not filed a registration statement pursuant to the relevant state "blue sky" laws, but will be held by the Subscription Agent for such Holders' accounts. To exercise or sell their Rights, such Holders must notify the Subscription Agent prior to 11:00 a.m., New York City local time, at least two NYSE trading days preceding the Expiration Date, at which time (if no contrary instructions have been received) the Rights represented thereby will be sold, subject to the Subscription Agent's ability to find a purchaser. Any such sales will be at prevailing market prices. See "The Rights Offering - Method of Transferring Rights." If the Rights can be sold, a check for the proceeds from the sale of any Rights, less any applicable brokerage commissions, taxes and other expenses, will be remitted to such Holders by mail. The proceeds, if any, resulting from sales of Rights of Holders who addresses are not known by the Subscription Agent or to whom delivery cannot be made will be held by the Subscription Agent in a non-interest bearing account. Any amount remaining unclaimed on the second anniversary of the Expiration Date will be turned over by the Subscription Agent to the Company and, after such date, any person claiming such proceeds will, as an unsecured general creditor of the Company, be able to look only to the Company for payment thereof. The ability of such Holders to exercise or sell Rights will expire on the Expiration Date.

No Board Recommendation

  An investment in the Common Stock must be made pursuant to each Rights Holder's or prospective investor's evaluation of its, his or her best interests. Accordingly, the Board of Directors of the Company does not make any recommendation to any Rights Holder or prospective investor regarding the exercise of its, his or her Rights. The Board of Directors (other than Eric M. Ruttenberg who has abstained from voting on all matters relating to the Rights Offering and the Transaction) does, however, urge the Rights Holders to either exercise or sell their Rights prior to the Expiration Date.

                         THE STANDBY PURCHASE AGREEMENT

  The Company has entered into the Standby Purchase Agreement, dated as of November 16, 1994, with Tinicum Enterprises, Inc., Tinicum Investors, RUTCO Incorporated, Tinicum Foreign Investments Corporation, Tinicum Associates, G.P., Putnam L. Crafts, Jr. and James H. Kasschau (collectively, the "Purchasers"), and RIT Capital Partners plc, J. Rothchild Capital Management Limited and St. James's Place Capital plc (collectively, the "Investors"), pursuant to which the Purchasers have agreed, subject to certain terms and conditions specified in such agreement and summarized below, to acquire from the Company, at the Subscription Price, all Underlying Shares subject to their Subscription Privilege and any and all Remaining Shares.

  As of October 31, 1994, the Purchasers, Investors and their Affiliates beneficially owned an aggregate of 504,300 shares of Common Stock, or approximately 9.9% of the outstanding Common Stock of the Company. Pursuant to the Rights Offering, the Purchasers will purchase 50,430 shares of Common Stock upon exercise of their Subscription Privilege. In addition, the Purchasers may purchase Rights in the open market and in privately negotiated transactions prior to the Expiration Date. If no other Rights Holders were to exercise their Subscription Privileges, the Purchasers, Investors and their Affiliates would beneficially own an aggregate of approximately 18% of the Common Stock outstanding immediately after consummation of the Transaction.

  Pursuant to the Standby Purchase Agreement, the Purchasers will receive from the Company, in addition to certain other contractual benefits described below and as reimbursement for certain expenses incurred by the Purchasers in connection with the Rights Offering, the Expense Reimbursement.

  The respective obligations of the Company and the Purchasers and Investors under the Standby Purchase Agreement are conditioned upon, among other things
(i) all consents, approvals, permits and authorizations required to be obtained from, and all filings required to be made with, any governmental authority, having been obtained or made; (ii) the effectiveness of the Registration Statement and no stop order suspending the effectiveness of the Registration Statement of which this Prospectus forms a part having been issued, and no proceeding for that purpose having been instituted or threatened; (iii) no litigation relating to or challenging the Rights Offering, the Standby Purchase Agreement, Amendment No. 2 or the Registration Rights Agreement having been instituted or threatened, no injunction relating thereto having been issued and no proceeding for such an injunction having been instituted or threatened; and
(iv) the Rights Offering having been completed.

  The obligations of Purchasers and Investors to consummate the transactions contemplated by the Standby Purchase Agreement are also subject to the fulfillment or waiver of the following conditions (i) the representations and warranties of the Company being true and correct and the Company having performed in all material respects its covenants and agreements contained in the Standby Purchase Agreement; (ii) the terms of the Rights Offering contained in this Prospectus not being in material conflict with the provisions of the Standby Purchase Agreement; (iii) the Purchasers having received the Expense Reimbursement; and (iv) the continued listing of the Underlying Shares and the Remaining Shares on the NYSE.

  The obligations of the Company to consummate the transactions contemplated by the Standby Purchase Agreement are also subject to the fulfillment or waiver of certain conditions, including the representations and warranties of the Purchasers being true and correct and the Purchasers having performed in all material respects their covenants and agreements contained in the Standby Purchase Agreement.

  The Standby Purchase Agreement may be terminated by either the Purchasers and Investors or by the Company upon the occurrence of (i) a suspension of trading in the Company's Common Stock on the NYSE or a suspension of trading of securities generally on the NYSE; or (ii) a "stop order" issued by the Commission suspending the effectiveness of the Registration Statement covering the Underlying Shares; or (iii) entry of a judgment by any court or governmental authority restraining, prohibiting or materially adversely interfering with the Rights Offering, the Standby Purchase Agreement, the Registration Rights Agreement or Amendment No. 2; (iv) a material default or breach with respect to the due and timely performance of the agreements or the representations and warranties contained in the Standby Purchase Agreement, and such material default or breach has not been, or is not susceptible of being with diligent efforts, cured prior to the Expiration Date, or (v) if the Rights Offering has not been completed by the Expiration Date.

  The Standby Purchase Agreement further provides that it may be terminated by the Purchasers and Investors upon the occurrence of a material adverse change in the business, financial condition, liabilities or results of operations of the Company.

  In addition, the Company may, subject to the requirements of the NYSE, terminate the Standby Purchase Agreement if the Board of Directors determines, in the exercise of its fiduciary responsibilities, that consummation of the Rights Offering would not be in the best interest of the Company. As of the date hereof, the Board of Directors (other than Eric M. Ruttenberg who has abstained from voting on all matters related to the Rights Offering and the Transaction) has determined that the consummation of the Rights Offering and the Transaction would be in the best interest of the Company.

  Certain indemnification provisions set forth in the Standby Purchase Agreement shall survive any termination of the Standby Purchase Agreement. In addition, certain other provisions of the Standby Purchase Agreement shall survive the termination of the Standby Purchase Agreement by the Company pursuant to the exercise of the Company's Board of Director's fiduciary responsibilities. Further, in the event of termination of the Standby Purchase Agreement by the Company, the Company shall pay the Expense Reimbursement to Purchasers, unless such termination results from a material default or breach by Purchasers and Investors with respect to their due and timely performance of the agreements or the representations and warranties contained in the Standby Purchase Agreement.


  Unless otherwise terminated upon the terms and conditions contained in the Standby Purchase Agreement, the Standby Purchase Agreement will terminate upon the earliest to occur of (i) six years from the date of the Standby Purchase Agreement, (ii) the date upon which the Purchasers, Investors and their Affiliates no longer beneficially own Common Stock representing in excess of 10% of the Total Voting Power (as defined below), and (iii) removal of or failure to re-elect the Purchasers', Investors' and their Affiliates' designees to the Board of Directors in certain circumstances contemplated by the Standby Purchase Agreement.

  There can be no assurance that all of the conditions to the Standby Purchase Agreement will be satisfied or waived or that an event permitting termination of the Standby Purchase Agreement will not occur.

  The  Company  has agreed to  indemnify  the  Purchasers,  Investors  and their
Affiliates  against  certain  liabilities,   including   liabilities  under  the
Securities Act.

  Pursuant to the Standby Purchase Agreement, the Company has agreed, for a period of approximately six years, to amend the Rights Agreement as necessary to permit the Purchasers, Investors and their Affiliates to acquire or beneficially own Common Stock representing up to the Percentage Limitation. The Percentage Limitation is subject to increase in certain circumstances, including in the event that the Company permits (e.g., amends the Rights Agreement to permit) any other person to acquire or beneficially own Common Stock representing in excess of eighteen percent (18%) or more of the total voting power in the general election of directors of the Company ("Total Voting Power"), in which case, the Percentage Limitation will generally automatically increase to 110% of the percentage of Total Voting Power that such other person is permitted to acquire or beneficially own, except that in the case of an increase in beneficial ownership of Common Stock to more than 30% of the Total Voting Power (the "Gabelli Group Increase") by the group known as GAMCO Investors/Gabelli Funds, Inc., as constituted for purposes of the most recent Schedule 13D filed by such group, the Percentage Limitation shall be increased pro rata to the Gabelli Group Increase. The Company has further agreed, for a period of approximately six years, not to take any action to prevent or interfere with Purchasers', Investors' and their Affiliates' ability to acquire, or their rights with respect to, shares of Common Stock representing not in excess of the Percentage Limitation.

  The Standby Purchase Agreement further provides for the Company's Board of Directors to have taken all action necessary and appropriate to provide that the restrictions on "business combinations" (as defined in Section 2554 of Subchapter F of Chapter 25 of the Pennsylvania Business Corporation Law) do not apply to the Purchasers, Investors or their Affiliates in the event that the Purchasers, Investors or their Affiliates acquire or beneficially own shares of Common Stock representing 20% or more of the Total Voting Power, but not in excess of the Percentage Limitation.

  Under the terms of the Standby Purchase Agreement, the Purchasers, Investors and their Affiliates have agreed for a period of approximately six (6) years to a broad range of restrictions prohibiting such activities as soliciting proxies; making shareholder proposals, except as contemplated by the Standby Purchase Agreement, engaging in efforts to acquire stock in, or assets of the Company (by purchase, merger, or otherwise); seeking changes in the composition of the Board of Directors; challenging the Rights Agreement; seeking to waive any term of the Standby Purchase Agreement, or aiding or assisting any third party to accomplish any of the prohibited activities.

  The restrictions on the Purchasers, Investors and their Affiliates imposed by the Standby Purchase Agreement will be automatically waived (A) if any person publicly makes a bona fide offer to acquire a majority of the outstanding Common Stock and the Company's Board of Directors does not oppose such offer within 120 days after such offer is made and remains outstanding, or (B) if any person makes a bona fide offer to acquire a majority of the outstanding Common Stock and either (i) the Company's Board of Directors determines to accept such offer, or (ii) the Company's Board of Directors determines to seek competing offers or proposes to effect or negotiate with any person any form of business combination or similar transaction with the Company, or proposes in response to such bona fide offer, a recapitalization, share repurchase, extraordinary dividend or other similar extraordinary transaction involving the Company, its securities or assets, to the extent necessary to allow the Purchasers, Investors or Affiliates thereof to make a competing offer to the Company's Board of Directors to acquire the Company or its securities or its assets. The Purchasers, Investors and their Affiliates may not take any action pursuant to the foregoing sentence that requires public disclosure of such bona fide offer or competing offer prior to the public disclosure of such bona fide offer by either the Company or the offeror thereof.

  The Purchasers have also agreed that, for a period of approximately six years, all shares of Common Stock which are directly or indirectly beneficially owned by the Purchasers, Investors and their Affiliates, other than those shares of Common Stock which represent voting power of up to ten percent (10%) of the Total Voting Power (i) will be voted in accordance with the recommendation of the majority of the Company's Board of Directors on all matters submitted to the shareholders for a vote, including the election of Directors of the Company, and
(ii) notwithstanding clause (i) above, with respect to any matter which, pursuant to the Company's Bylaws, requires the approval of an 80% super majority of the Company's shareholders, will be voted pro rata in accordance with the vote of the Company's other shareholders.

  Purchasers and Investors have further agreed, for a period of approximately six (6) years, not to sell or transfer shares of Common Stock representing in excess of 10% of Total Voting Power to any one person in any transaction or series of transactions, unless such person agrees to be bound by the terms of the Standby Purchase Agreement. The restrictions on disposition will not apply to: (i) the tender or disposition of Common Stock in connection with a tender offer, merger, consolidation or other extraordinary transaction involving the Company, (ii) the disposition of Common Stock in connection with a merger, consolidation, liquidation or dissolution or the death or incapacity of any Purchaser, Investor or Affiliate thereof, provided that the person to whom such shares are disposed agrees in writing to be bound by the terms of the Standby Purchase Agreement, (iii) the disposition of Shares to any Purchaser, Investor or Affiliate thereof, provided that such person agrees to be bound by the terms of the Standby Purchase Agreement, or (iv) dispositions pursuant to the exercise of registration rights provided in the Registration Rights Agreement. In addition, a Purchaser, Investor or Affiliate thereof is permitted to pledge shares of Common Stock to an institutional lender for money borrowed.

  During the term of the Standby Purchase Agreement, the Company has agreed to exercise all authority under applicable law, except as otherwise provided in the Standby Purchase Agreement, to cause Eric M. Ruttenberg (or another designee) to be elected to the Company's Board of Directors and in addition, to the Audit, Executive, Directors and Executive Compensation and Stock Option Committees of the Board. In the event the Board of Directors is expanded beyond eight (8) members, the Purchasers and Investors are entitled to nominate an individual to fill the first out of each three (3) Board member positions in excess of eight
(8) Board member positions (i.e. the ninth, twelfth, etc.).

  The foregoing is a summary of the terms of the Standby Purchase Agreement and agreements related thereto. Such summary does not purport to be complete and is qualified in its entirety by reference to the full text of the Standby Purchase Agreement and the agreements related thereto, copies of which have been filed as exhibits to this Registration Statement and are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

                          DESCRIPTION OF CAPITAL STOCK

Authorized Capital Stock

  The Company's Amended and Restated Articles of Incorporation provide for authorized capital stock consisting of 30,000,000 shares of Common Stock, $1.00 par value, of which, as of October 31, 1994, 5,118,798 shares are issued and outstanding, and 400,000 shares of Preferred Stock, $1.00 par value, none of which are issued and outstanding. In addition to the issued and outstanding Common Stock, the Company retains, as of October 31, 1994, 1,253,458 shares of Common Stock in its treasury. The Company will issue the Underlying Shares and the Remaining Shares out of the shares of Common Stock retained in its treasury.

Common Stock

  General. The holders of the Common Stock are entitled to one vote per share held of record on all matters submitted to a vote of shareholders. However, in all elections of directors, the Company's Bylaws provide for cumulative voting. Subject to the relative rights, limitations and preferences of the holders, if any of Preferred Stock, holders of Common Stock are entitled, among other things, (i) to share ratably in dividends if, when and as declared by the Board of Directors out of funds legally available therefor, and (ii) in the event of the liquidation, dissolution or winding-up of the Company, to share ratably in the distribution of assets legally available therefor, after payment of debts and expenses. The holders of Common Stock have no preemptive rights to subscribe for additional shares of the Company.

  Trading Market.  The Common Stock is traded on the NYSE under the symbol ST.

  Registration Rights Agreement. The Company has entered into the Registration Rights Agreement with the Purchasers and Investors, dated as of November 16, 1994 pursuant to which the Company, subject to certain terms and conditions, has granted two (2) demand registration rights and unlimited piggyback registration rights to the Purchasers and Investors pursuant to which the Purchasers and Investors may require the Company to cause shares of Common Stock beneficially owned by them to be registered for public sale under the Securities Act. The demand registration rights will not be exercisable for a period of three (3) years from November 16, 1994, but the piggyback registration rights will be currently exercisable. All such registration rights will terminate on November 16, 2002. A demand registration may be effected only upon the written request for registration of registrable securities by Purchasers and Investors who beneficially own 30% or more of the then registrable securities, and then only if such Purchasers and Investors request the registration of registrable securities having a market value of $5,000,000 or more. The Company is required to pay all registration expenses in connection with any registration effected pursuant to the Registration Rights Agreement. The Purchasers and Investors are required to pay all underwriting discounts and commissions attributable to the registrable securities sold by the Purchasers and Investors pursuant to any registration right and the fees and expenses of any advisor(s) other than the fees and expenses of the one counsel to Purchasers and Investors whose fees and expenses are expressly included in the registration expenses required to be paid by the Company. The Company will be entitled to postpone for a reasonable period of time (in no event more than 90 days) the filing of any demand registration statement otherwise required to be prepared and filed by it (A) if the Company would be required to disclose in such demand registration statement the existence of any fact relating to a material business transaction not otherwise required to be disclosed or (B) if a registration at the time and on the terms requested would materially adversely affect any proposed equity financing by the Company that had been contemplated by the Company prior to its receipt of the request for registration notice. Any sales of substantial amounts of Common Stock pursuant to the registration rights described above could adversely affect the prevailing market price of the Common Stock.

Preferred Stock

  General. There are 400,000 shares of Preferred Stock, none of which are issued or outstanding. The Board of Directors is authorized to issue any and all shares of the Preferred Stock, from time to time, in one or more series with such privileges, terms and conditions as they may determine in their sole discretion without shareholder approval. The ability to issue such Preferred Stock could have an anti-takeover effect. Of the authorized Preferred Shares, 46,000 are reserved by the Company for issuance pursuant to the terms of the Rights Agreement and an additional 5,000 have been reserved for issuance in connection with the Rights Offering. See "Rights Agreement" and "Amendments to Rights Agreement."

Rights Agreement

  On November 11, 1988 the Board of Directors of the Company declared a dividend distribution of one right for each outstanding share of Common Stock to shareholders of record at the close of business on November 21, 1988. Each such right entitles the registered holder to purchase from the Company a unit consisting of one one-hundredth of a share (a "Unit") of the Preferred Shares, or a combination of securities and assets of equivalent value, at a purchase price of $125.00 per Unit (the "Purchase Price"), subject to adjustment (the "Preferred Share Rights"). The Purchase Price may be paid in cash or, if the Company permits, by delivery of Common Stock having a value at the time of exercise equal to the Purchase Price. The description and terms of the Preferred Share Rights are set forth in the Rights Agreement between the Company and Mellon Bank (East) N.A., as Rights Agent, dated as of November 11, 1988, and amended by Amendment No. 1. thereto dated as of January 22, 1991, and Amendment No. 2 thereto dated as of November 16, 1994.

  The ownership of the Preferred Share Rights are evidenced by the Common Stock certificates representing shares then outstanding, and no separate Preferred Share Rights Certificates have been distributed. Certificates representing the Underlying Shares will also represent a like number of Preferred Share Rights. The Preferred Share Rights will separate from the Common Stock and a Distribution Date will occur upon the earlier of (i) 10 days following a public announcement that a person or group of affiliated or associated persons (an "Acquiring Person"), other than an "Exempted Person" (as defined in the Rights Agreement) has acquired, or obtained the right to acquire, beneficial ownership of 10% or more of the outstanding Common Stock (the "Stock Acquisition Date") unless such acquisition occurred in a tender or exchange offer determined by the Board of Directors to be fair, or (ii) the close of business on such date as may be fixed by the Board of Directors, which date shall not be more than 65 days following the commencement of a tender offer or exchange offer that would result in a person or group beneficially owning 10% or more of the outstanding Common Stock.

Amendments to Rights Agreement

  Pursuant to the Standby Purchase Agreement, the Company has agreed, for a period of approximately six years, to amend the Rights Agreement as necessary to permit the Purchasers, Investors and their Affiliates to acquire or beneficially own Common Stock representing up to the Percentage Limitation. The Percentage Limitation is subject to increase in certain circumstances, including in the event that the Company permits (e.g., amends the Rights Agreement to permit) any other person to acquire or beneficially own Common Stock representing in excess of eighteen percent (18%) or more of the Total Voting Power, in which case the Percentage Limitation will generally automatically increase to 110% of the percentage of Total Voting Power that such other person is permitted to acquire or beneficially own, except that in the case of a Gabelli Group Increase, the Percentage Limitation shall be increased pro rata to the Gabelli Group Increase. The Company has further agreed, for a period of approximately six years, not to take any action to prevent or interfere with Purchasers', Investors' and their Affiliates' ability to acquire, or their rights with respect to shares, of Common Stock representing not in excess of the Percentage Limitation.

  The foregoing description of the Rights Agreement and Amendments to Rights Agreement are summaries only. Such summaries do not purport to be complete and are qualified in their entirety by reference to the Rights Agreement and Amendments to Rights Agreement, copies of which have been filed as exhibits to the Registration Statement and are incorporated herein by reference. See "Incorporation of Certain Documents by Reference."

Anti-Takeover Provisions

  The Company's Bylaws contain several provisions intended to limit the possibility of a takeover of the Company. In addition to providing for a classified Board of Directors, such that only approximately one-third of the Board of Directors is elected each year, the Company's Bylaws require an 80% supermajority vote of shareholders to approve certain extraordinary transactions (such as a merger, liquidation or sale of substantially all the assets of the Company) and certain amendments to the Company's Bylaws.

  The Company's Bylaws provide that the Company shall not be subject to the provisions of (i) Subchapter E (Control Transactions), (ii) Subchapter G (Control-Share Acquisitions), (iii) Subchapter I (Severance Compensation for Employees Terminated Following Certain Control-Share Acquisitions) and (iv) Subchapter J (Business Combination Transactions - Labor Contracts), of Chapter 25 of the Pennsylvania Business Corporation Law of 1988. Although the Company has not opted out of Subchapter F (Business Combinations) of Chapter 25 of the Pennsylvania Business Corporation Law of 1988, the Board of Directors has taken all action necessary to provide that the provisions of Subchapter F will not apply to any of the Purchasers, Investors or their Affiliates as a result of the Purchasers', Investors' or their Affiliates' acquisition or beneficial ownership of shares of Common Stock representing 20% or more of the Total Voting Power, but not in excess of the Percentage Limitation. See "The Standby Purchase Agreement."

Transfer Agent and Registrar

  The Company's Transfer Agent and Registrar for the Common Stock is:

            Mellon Bank, N.A.
            c/o Mellon Securities
            Transfer Services
            85 Challenger Road
            Overpeck Centre
            Ridgefield Park, NJ 07660



                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

  The Common Stock is listed on the NYSE under the symbol "ST". The following table sets forth the high and low sales prices of the Common Stock as reported in the NYSE Composite Tape for the periods indicated.


                                                                          Dividend
                                                      High       Low      Declared
                                                      ----       ---      --------
Fiscal Year Ended December 31, 1992
  First Quarter ................................    $ 29.50    $ 24.75    $ 0.32
  Second Quarter ...............................      29.13      23.25      0.32
  Third Quarter ................................      26.50      19.75      0.32
  Fourth Quarter ...............................      22.13      19.00      0.32

Fiscal Year Ended December 31, 1993
  First Quarter ................................      24.75      20.00      0.32
  Second Quarter ...............................      28.00      24.00      0.32
  Third Quarter ................................      29.75      26.38      0.32
  Fourth Quarter ...............................      30.13      15.75     -0-

Fiscal Year Ended December 31, 1994
  First Quarter ................................      24.50      18.75     -0-
  Second Quarter ...............................      27.38      21.50     -0-
  Third Quarter ................................      27.38      25.25     -0-
  Fourth Quarter through November 15, 1994 .....      26.50      25.00     -0-




  On November 15, 1994, the closing price of the Common Stock was $25.62 per share. As of November 10, 1994, there were 1,386 holders of record of the Common Stock.

  The Company does not anticipate the payment of dividends on the Common Stock in the foreseeable future. Future declarations of dividends on the Common Stock will depend upon, among other factors, future earnings, the operating and financial condition of the Company, the Company's capital requirements and general business conditions. Presently, the Company's Bank Credit Agreement prohibits the payment of dividends.

                     SECURITY OWNERSHIP OF CERTAIN PERSONS

  As of October 31, 1994, the following persons were known by the Company to be the beneficial owners of more than 5% of the voting securities of the Company:


- ----------------------------------------------------------------------------------------------------
Name and Address                             Amount and Nature of Beneficial
of Beneficial Owner                        Ownership of Shares of Common Stock      Percent of Class
- ----------------------------------------------------------------------------------------------------
 Gabelli Funds, Inc.,                                1,436,400(a)                           28.1%
GAMCO Investors, Inc.,
Gabelli & Company, Inc. and
Mario J. Gabelli
One Corporate Center
Rye, NY 10580-1434

Tinicum Enterprises, Inc.,                             504,300(b)                            9.9%
Tinicum Investors,
Tinicum Associates, G.P.,
Tinicum Foreign Investments Corporation,
RUTCO Incorporated,
RIT Capital Partners plc,
J. Rothschild Capital
  Management Limited,
St. James's Place Capital plc,
Putnam L. Crafts, Jr., and
James H. Kasschau
c/o Tinicum Enterprises, Inc.
900 Stewart Avenue
Garden City, NY 11530

Anne Hallowell Miller                                  310,099(c)                              6.1%
c/o Stacey W. McConnell
MacElree, Harvey, Gallagher &
  Featherman, Ltd.
P.O. Box 660
West Chester, PA 19381-0660

Pinnacle Associates Ltd.                               286,000(d)                              5.6%
666 Fifth Avenue
14th Floor
New York, NY 10103

Howard T. Hallowell, III                               264,340(e)                              5.2%
c/o Stacey W. McConnell
MacElree, Harvey, Gallagher &
  Featherman, Ltd.
P.O. Box 660
West Chester, PA 19381-0660
- ----------------------------------------------------------------------------------------------------

(a) Based on information supplied by the named entities in a joint filing on Schedule 13D made on January 6, 1994 with the Securities and Exchange Commission. According to such filing, the named entities held sole, shared or no voting and dispositive power over the shares as follows: Gabelli Funds, Inc. - 169,500 shares (sole voting and dispositive power), GAMCO Investors, Inc. - 1,148,800 shares (sole voting and dispositive power) and 104,700 shares (no voting and sole dispositive power) and Gabelli & Company, Inc. - 6,800 shares (shared voting and dispositive power). Mr. Mario J. Gabelli is the majority shareholder of Gabelli Funds, Inc. and individually owns 6,600 shares (sole voting and dispositive power) of the Company's Common Stock.

(b) Based on the information supplied by the named entities in a joint filing on Schedule 13D made on August 29, 1994 with the Securities and Exchange Commission. According to such filing, the named entities held sole, shared or no voting and dispositive power over the shares as follows:
    Tinicum Enterprises, Inc. ("Enterprises") - 214,000 shares (sole voting and dispositive power); Tinicum Investors ("Investors") - 73,904 shares (sole voting and dispositive power); Tinicum Associates, G.P. ("Associates"), Tinicum Foreign Investments Corporation ("Foreign") and RUTCO Incorporated ("RUTCO") (no voting or dispositive power); RIT Capital Partners plc ("RIT")
    - 132,311 shares (shared voting and dispositive power); J. Rothschild Capital Management Limited ("JRCML") - 132,311 shares (shared voting and dispositive power); St. James's Place Capital plc (no voting or dispositive power); Putnam L. Crafts, Jr. - 84,085 shares (sole voting and dispositive power); and James H. Kasschau (no voting or dispositive power). The filing indicates that pursuant to a discretionary management agreement between RIT and JRCML, JRCML serves as the investment manager of RIT's investment portfolio and pursuant to such agreement has the authority on behalf of RIT's investment portfolio and pursuant to such agreement has the authority on behalf of RIT to vote and dispose of RIT's shares. Eric M. Ruttenberg, a director of the Company, is affiliated with Enterprises, Investors, Associates, Foreign and RUTCO. See the "Standby Purchase Agreement."

(c) Based on information supplied by Mrs. Miller in a filing on Schedule 13D made on August 21, 1989, with the Securities and Exchange Commission and modified subsequently by a letter to the Company dated March 22, 1994. According to such information, the shareholdings indicated by Mrs. Miller include 3,883 shares held in a fiduciary capacity in which she has a beneficial interest and shared voting and dispositive power, and 306,216 shares held by Mrs. Miller as to which she has sole voting and dispositive power. The amount of shares held and percent of ownership does not include 64,906 shares held by the Hallowell Foundation, established in 1956 by H. Thomas Hallowell, Jr., of which the Company is informed Mrs. Miller is a trustee.

(d)  Based on information  supplied by Pinnacle  Associates  Ltd. in a filing on
     Schedule 13G made on February 11, 1992 with the Securities and Exchange Commission. According to such filing, the named entity held sole voting power over 258,500 shares; shared voting power over 27,500 shares; sole dispositive power over 284,600 shares; and shared dispositive power over 1,400 shares.

(e) Based on information supplied by Mr. Hallowell to the Company. According to such information, the shareholdings indicated by Mr. Hallowell include 245 shares held in a fiduciary capacity in which he has a beneficial interest and shared voting and dispositive power, and 264,095 shares held by Mr. Hallowell as to which he holds sole voting and dispositive power. The amount of shares held and percent of ownership shown does not include 64,906 shares held by the Hallowell Foundation established in 1956 by H. Thomas Hallowell, Jr., of which the Company is informed Mr. Hallowell is a trustee. Mr. Hallowell has disclaimed beneficial ownership of such shares.

       Information pertaining to the voting securities of the Company beneficially owned, as of October 31, 1994, by each director, by the Chief Executive Officer and the four other most highly compensated executive officers, and by the group consisting of such persons and the Company's other executive officers (the "Group") is set forth below. This information has been supplied in each instance by the named individuals.

- ------------------------------------------------------------------------------------------------------------------------------
Name of Individual or         Amount and Nature of     Acquirable        Percent of
Number of Persons             Beneficial Ownership     Within           Class if More
in Group                       of Common Stock(a)     60 Days(b)          Than 1%              Titles
- ------------------------------------------------------------------------------------------------------------------------------

Charles W. Grigg                     10,000               0                  --            Chairman and Chief
                                                                                           Executive Officer,
                                                                                           Director
Howard T. Hallowell, III            264,340               0                  5.2%          Director
John Francis Lubin                      110            1,265                  --           Director
Paul F. Miller, Jr.                  11,000            2,530                  --           Director
Eric M. Ruttenberg                        0(c)         1,702                  --           Director
Raymond P. Sharpe                         0              0                    --           Director
Harry J. Wilkinson                   11,600           59,283                 1.4%          President and Chief
                                                                                           Operating Officer,
                                                                                           Director
Aaron Nerenberg                       2,670           19,002                  --           Vice President, General Counsel and
                                                                                           Secretary
John P. McGrath                       2,676           26,444                  --           Vice President, Corporate
                                                                                           Services
John M. Morrash                          95           11,000                  --           Treasurer and Assistant Secretary
All Directors & Executive
  Officers as a Group
  (12 persons)                      303,791          147,535                 8.6%
- ---------------------------------------------------------------------------------------------------------------------------------

(a) The individuals named in the table or included in the Group each exercise sole voting and dispositive power over the shares owned by them except for 5,621 shares held by certain members of the Group, over which such members have shared voting and dispositive power.

(b) Represents shares which may be acquired within 60 days of October 31, 1994 through the exercise of stock options under the Company's SPS 1988 Long Term Incentive Stock Plan.

(c) Eric M. Ruttenberg is affiliated with Enterprises and Investors which have direct beneficial ownership of 214,000 and 73,944 shares of Common Stock, respectively. Mr. Ruttenberg is also affiliated with Associates, Foreign and RUTCO. Based on understandings with certain other beneficial owners of shares of Common Stock as set forth in Schedule 13D filed on August 29, 1994 with the Securities and Exchange Commission with respect to such shares, Enterprises, Investors, Associates, Foreign and RUTCO may be deemed to have indirect beneficial ownership of an additional 216,396 shares of Common Stock, directly owned by such other beneficial owners. Mr. Ruttenberg disclaims beneficial ownership of any shares of Common Stock beneficially owned directly or indirectly by Enterprises, Investors, Associates, Foreign, RUTCO or such other beneficial owners. See the "Standby Purchase Agreement."

                   CERTAIN FEDERAL INCOME TAX CONSIDERATIONS

       The following is a general discussion of certain anticipated federal income tax consequences under present law to holders of Common Stock upon the issuance (the "Issuance") of Rights and to Rights Holders upon exercise and disposition of the Rights. This discussion is based on the provisions of the Internal Revenue Code of 1986, as amended (the "Tax Code"), final, temporary and proposed Treasury regulations thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). Legislative, judicial or administrative changes or interpretations could alter or modify the tax discussion set forth below. This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular Rights Holder in light of such Rights Holder's personal investment circumstances or to certain types of Rights Holders subject to special treatment under the federal income tax laws (e.g., life insurance companies, tax exempt organizations, foreign corporations and nonresident aliens). No attempt is made to consider any aspects of state, local or foreign taxation. Finally, substantial uncertainties resulting from the lack of definitive judicial or administrative authority and interpretations apply to various tax issues addressed herein. The Company has not sought, nor does it intend to seek, any rulings from the IRS relating to such issues or any other issues.

       EACH RIGHTS HOLDER IS URGED TO CONSULT SUCH RIGHTS HOLDER'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING WITH RESPECT TO SUCH RIGHTS HOLDER'S OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE TAX CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

Issuance of the Rights

       Holders of Common Stock will not recognize taxable income, for federal income tax purposes, in connection with the receipt of the Rights.

Basis and Holding Period of the Rights

       Unless a shareholder elects otherwise (as provided in (ii) below), if the fair market value of the Rights on the date of Issuance is less than 15% of the fair market value (on the date of Issuance) of the Common Stock with respect to which the Rights are received, the basis of the Rights received by a shareholder as a distribution with respect to shareholder's Common Stock will be zero. If, however, either (i) the fair market value of the Rights on the date of Issuance is 15% or more of the fair market value (on the date of Issuance) of the Common Stock with respect to which the Rights are received or (ii) the shareholder elects, in his or her federal income tax return for the taxable year in which the Rights are received, to allocate part of the basis of such Common Stock to the Rights, then upon exercise or transfer of the Rights, the shareholder will allocate such shareholder's basis in such Common Stock between the Common Stock and the Rights in proportion to the fair market values of each on the date of Issuance, except that, in either case, no allocation of basis will be made to the Rights if the Rights expire unexercised. The holding period of a shareholder with respect to the Rights received as a distribution on such shareholder's Common Stock will include the shareholder's holding period for the Common Stock with respect to which the Rights were issued. With respect to a purchaser of Rights, the tax basis of such Rights will be equal to the purchase price paid therefor and the holding period for such Rights will begin on the day following the date of purchase.

Transfer of the Rights

       Holders of Common Stock who sell the Rights received in the Issuance prior to exercise will recognize gain or loss equal to the difference between the sale proceeds and the basis of such shareholder, if any, in the Rights sold. Such gain or loss will be capital gain or loss if gain or loss from a sale of Common Stock held by such shareholder would be characterized as capital gain or loss at the time of such sale. Any gain or loss recognized on a sale of Rights acquired by purchase will be capital gain or loss if Common Stock would, if acquired by the seller, be a capital asset in the hands of such seller.

Lapse of the Rights

       Upon the lapse of any Rights received by Rights Holders on the Issuance, such Rights Holders will not recognize any gain or loss, and no adjustment will be made to the basis of the Common Stock, if any, owned by such Rights Holders. Upon the expiration of any Rights purchased by purchasers of the Rights, such purchasers will be entitled to a loss equal to their tax basis in the Rights. Any loss recognized on the expiration of the Rights acquired by the purchase will be a capital loss if Common Stock would, if acquired by the seller, be a capital asset in the hands of such seller.

Exercise of the Rights; Basis and Holding Period of the Common Stock Acquired through Exercise

       Rights Holders will not recognize any gain or loss upon the exercise of such Rights. The basis of the Common Stock acquired through the exercise of the Rights will be equal to the sum of the Exercise Price therefor and any basis of the Rights Holder in such Rights. The holding period for the Common Stock acquired through exercise of the Rights will commence on the date the Rights are exercised.

Net Operating Loss Carryovers of the Company

       As of December 31, 1993, the Company had $29,310,000 of net operating loss ("NOLs") carryforwards available to reduce future taxable income. The net operating loss carryforwards expire as follows: $650,000 in 1995, $1,470,000 in 1996, $1,900,000 in 1997, $2,290,000 in 1998 and $23,000,000 in 2008. The NOLs
are not currently subject to a use limitation under Section 382 of the Tax Code.

       If the Company were to undergo an ownership change in the future, all of the NOLs would become subject to an annual use limitation under Section 382 of the Tax Code. The annual limitation would be determined based on the fair market value of the Company and the long-term tax exempt rate prescribed by the IRS as of the change date. Generally, an ownership change in the Company would occur if there has been a change in ownership of any one or more 5% shareholders of more than fifty percentage points in the stock of the Company within three years.

       The Company does not expect the Rights Offering, in and of itself, to result in an ownership change within the meaning of Section 382 of the Tax Code. However, depending on the mix of Rights Holders exercising the Rights and the number of shares purchased pursuant to the Standby Purchase Agreement, the
Rights Offering may result in increases in the ownership of one or more shareholders of the Company of as much as ten percentage points, although the increase is likely to be less than that amount. Under existing regulations, direct public groups which currently own Common Stock will be deemed to exercise the Rights Offering to purchase 50% of such direct public groups' current percentage ownership interest in the Company (increased to the extent that the Company has actual knowledge that additional Underlying Shares are purchased by members of existing direct public groups and limited so that the number of Underlying Shares actually issued to shareholders when added to the number of Underlying Shares deemed issued to existing direct public groups does not exceed the total number of Underlying Shares issued in the Rights Offering). Any remaining Underlying Shares purchased by shareholders which are not 5%
shareholders will be deemed purchased by a new public group. Moreover, transactions in the Common Stock independent of the Rights Offering (whether before or after the Rights Offering) and transactions in the stock of corporate shareholders of the Company are beyond the control of the Company and thus could result in additional increases in the ownership of one or more 5% shareholders and could trigger an ownership change.

       With respect to limitation under the Tax Code's alternative minimum tax system, only 90 percent of a corporation's annual alternative minimum taxable income may be offset by NOLs. Therefore, the Company will be required to pay alternative minimum tax at a minimum effective rate of two percent (10% of the 20% alternative minimum tax rate) in any taxable year during which they have alternative minimum taxable income and their regular tax is fully offset by NOLs. Payment of that alternative tax will entitle the Company to a credit against regular tax liability in subsequent tax years.

       Although the Company believes its calculations of the aggregate NOLs and the NOLs subject to annual limitation are reasonable, the NOLs and the other items on the Company's tax returns are subject to audit by the IRS. Due to the lack of specific guidance on certain significant issues, the Company's position with respect to some or all of the items making up the NOLs could be challenged by the IRS. Also, the IRS could claim that the Company is not entitled to some of the losses that make up a significant portion of the NOLs.

       While the Company believes that it is justified in taking the positions that is has taken with respect to the NOLs, the law with respect to the treatment of some of the items making up the NOLs is unclear or unsettled. If the IRS were to successfully disallow some or all of the Company's NOLs, the Company would be able to offset less of its taxable income with NOLs and other tax deductions. The partial or complete elimination of the Company's NOLs could have an adverse impact on future projected cash flows of the Company.

                                 LEGAL MATTERS

       The validity of the issuance of the Rights and the Underlying Shares has been passed upon for the Company by Aaron Nerenberg, General Counsel of the Company.

                                    EXPERTS

       The consolidated balance sheets of SPS Technologies, Inc. at December 31, 1993 and 1992, the statements of consolidated operations, changes in shareholders' equity and cash flows for each of the three years in the period ended December 31, 1993, and the financial statement schedules included in the Company's Annual Report on Form 10-K for the fiscal year ended December 31, 1993 incorporated by reference in this Prospectus have been incorporated herein in reliance upon the report (which includes an explanatory paragraph regarding the Company's change in method of accounting for income taxes and postretirement benefits other than pensions in 1992) of Coopers & Lybrand, independent accountants, given on the authority of that firm as experts in auditing and accounting.


===============================================================================   =================================================

     No person,  salesperson or other individual has been authorized to give any information or to make any representation in connection with this offering other
than those contained in this Prospectus and, if given or made, such  information            SPS TECHNOLOGIES, INC.
or  representations  must not be relied  upon as having been  authorized  by the
Company. This Prospectus does not constitute an offer to sell, or a solicitation                515,000 Shares
of an offer to buy, any securities other than the registered securities to which                 Common Stock
it  relates,  or to any  person  in any  jurisdiction  where  such an  offer  or           Par Value $1.00 Per Share
solicitation  will be unlawful.  Neither the delivery of this Prospectus nor any sale made hereunder shall, under any  circumstances,  create an implication that there has not been any  change in the facts set forth in this  Prospectus  or in the  affairs  of the  Company  since  the date  hereof  or that the  information
contained herein is correct as of any time subsequent to its date.                              -------------
                                                                                                  PROSPECTUS
                                                                                                -------------

                        -------------
                     TABLE OF CONTENTS

                                              Page
                                              ----
Available Information  . . . . . . .
Incorporation of Certain Documents
  by Reference . . . . . . . . . . .
Prospectus Summary . . . . . . . . .
Risk Factors . . . . . . . . . . . .
Use of Proceeds. . . . . . . . . . .
Pro Forma Capitalization Table . . .
The Rights Offering. . . . . . . . .
The Standby Purchase Agreement . . .                                                              November 16, 1994
Description of Capital Stock . . . .
Price Range of Common Stock and
  Dividend Policy. . . . . . . . . .
Security Ownership of Certain
  Persons. . . . . . . . . . . . . .
Certain Federal Income Tax
  Considerations . . . . . . . . . .
Legal Matters. . . . . . . . . . . .
Experts. . . . . . . . . . . . . . .
================================================================================   ================================================

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution.

                       Securities and Exchange Commission Registration Fee........................  $  4,761.53
                      *Accounting fees and expenses ..............................................    25,000.00
                      *Legal fees and expenses ...................................................   150,000.00
                      *Blue Sky fees and expenses ................................................     1,000.00
                      *Purchasers' Expense Reimbursement .........................................    63,087.50
                      *Subscription Agent fees and expenses ......................................    10,000.00
                      *Information Agent fees and expenses .......................................     8,500.00
                      *Printing and Engraving expenses ...........................................     9,000.00
                      *Mailing expenses ..........................................................     6,500.00
                      *Miscellaneous expenses ....................................................     7,500.00
                                                                                                    -----------
                            Total expenses........................................................  $285,349.03
                                                                                                    ===========


*Estimated

All of the fees and other expenses of the Rights Offering will be borne by the Company.

Item 15.  Indemnification of Directors and Officers.

     Sections 1741 through 1750 of Subchapter D, Chapter 17, of the Pennsylvania Business Corporation Law of 1988 (the "BCL") contains provisions for mandatory and discretionary indemnification of a corporation's directors, officers and other personnel, and related matters.

     Under Section 1741, subject to certain limitations, a corporation has the power to indemnify directors and officers under certain prescribed circumstances against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred in connection with an action or proceeding, whether civil, criminal, administrative or investigative, to which any of them is a party by reason of his being a representative, director or officer of the corporation or serving at the request of the corporation as a representative of another corporation, partnership, joint venture, trust or other enterprise, if he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the corporation and, with respect to any criminal proceeding, had no reasonable cause to believe his conduct was unlawful. Under Section 1743, indemnification is mandatory to the extent that the officer or director has been successful on the merits or otherwise in defense of any action or proceeding if the appropriate standards of conduct are met.

     Section 1742 provides for indemnification in derivative actions except in respect of any claim, issue or matter as to which a person has been adjudged to be liable to the corporation unless and only to the extent that the proper court determines upon application that, despite the adjudication of liability but in view of all circumstances of the case, the person is fairly and reasonably entitled to indemnity for the expenses that the court deems proper.

     Section 1744 provides that, unless ordered by a court, any indemnification under Section 1741 or 1742 shall be made by the corporation only as authorized in the specific case upon a determination that the representative met the applicable standard of conduct, and such determination will be made by the board of directors (i) by a majority vote of a quorum of directors not parties to the action or proceeding; (ii) if a quorum is not obtainable, of if obtainable and a majority of disinterested directors so directs, by independent legal counsel; or
(iii) by the shareholders.

     Section 1745 provides that expenses incurred by an officer, director, employee or agent in defending a civil or criminal action or proceeding may be paid by the corporation in advance of the final disposition of such action or proceeding upon receipt of an undertaking by or on behalf of such person to repay such amount if it shall ultimately be determined that he or she is not entitled to be indemnified by the corporation.

     Section 1746 provides generally that, except in any case where the act or failure to act giving rise to the claim for indemnification is determined by a court to have constituted willful misconduct or recklessness, the indemnification and advancement of expenses provided by Subchapter 17D of the BCL shall not be deemed exclusive of any other rights to which a person seeking indemnification or advancement of expenses may be entitled under any bylaw, agreement, votes of shareholders or disinterested directors or otherwise, both as to action in his or her official capacity and as to action in another capacity while holding that office.

     Section 1747 also grants to a corporation the power to purchase and maintain insurance on behalf of any director or officer against any liability incurred by him or her in his or her capacity as officer or director, whether or not the corporation would have the power to indemnify him or her against the liability under Subchapter 17D of the BCL.

     Sections 1748 and 1749 extend the indemnification and advancement of expenses provisions contained in Subchapter 17D of the BCL to successor corporations in fundamental changes and to representatives serving as fiduciaries of employee benefit plans.

     Section 1750 provides that the indemnification and advancement of expenses provided by, or granted pursuant to, Subchapter 17D of the BCL, shall, unless otherwise provided when authorized or ratified, continue as to a person who has ceased to be a director, officer, employee or agent and shall inure to the benefit of the heirs and personal representative of such person.

     For information regarding provisions under which a director or officer of the Company may be insured or indemnified in any manner against any liability which he or she may incur in his or her capacity as such, reference is made to
Article IX of the Company's Bylaws, which provides in general that the Company shall indemnify its officers, directors, employees and agents to the fullest extent authorized by law.

     The Company has directors' and officers' liability insurance covering certain liabilities incurred by the officers and directors of the Company in connection with the performance of their duties.

Item 16.  Exhibits and Financial Statement Schedules.

     Exhibits
   4.1   --  Amended and Restated Articles of Incorporation (incorporated by reference to Form 10-K for the year ended December
             31, 1990)
   4.2   --  Bylaws, as amended, effective April 29, 1993 (incorporated by reference to Form 10-Q for the quarter ended March 31,
             1993)
  *4.3   --  Specimen of Common Stock Certificate
  *4.4   --  Form of Subscription Certificate
 **4.5   --  Form of Registration Rights Agreement between the Company, the Purchasers and the Investors
   4.6   --  Rights Agreement dated as of November 11, 1988, between the Company and Mellon
             Bank (East), N.A. (incorporated by reference to Form 8-K filed November 17,
             1988)
   4.7   --  Amendment No. 1 to Rights Agreement dated January 22, 1991 (incorporated by reference to Form 8-K filed January 25, 1991)
 **4.8   --  Form of Amendment No. 2 to Rights Agreement
  *4.9   --  Form of Agreement between the Company and Mellon Bank, N.A., Subscription Agent
  *5.1   --  Opinion of Aaron Nerenberg, General Counsel to the Company, regarding legality of the securities
  *10.1  --  Form of Standby  Purchase  Agreement  (marked to show changes from previously filed form)
   10.2  --  Intentionally Omitted.
  *10.3  --  Agreement between the Company and Georgeson & Company Inc., Information Agent
  *23.1  --  Consent of Coopers & Lybrand L.L.P, independent public accountants, as to the
             Company
  *23.2  --  Awareness letter of Coopers & Lybrand L.L.P., independent public accountants, as to the Company
  *23.3  --  Consent  of  Aaron  Nerenberg,  General  Counsel  to  the  Company
             (contained  in his opinion  filed as Exhibit 5.1 to this  Registration
             Statement)
 **24.1  --  Powers of Attorney (included in signature page of the Registration Statement)
- -----------------------

    *Filed herewith.
   **Previously filed.

Item 17.  Undertakings.

     A. Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     B. The  undersigned  Registrant  hereby  undertakes  that,  for purposes of determining any liability under the Securities Act, each filing of the Registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     C.   The undersigned Registrant hereby undertakes that:

          (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by the Registrant pursuant to Rule 424(b)(1) or
     (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

          (2) For the purpose of determining any liability under the Securities Act each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) It will remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the Rights Offering.

                                   SIGNATURES

          Pursuant to the requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 1 to Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Jenkintown, Commonwealth of Pennsylvania, on November 15, 1994.

                         SPS TECHNOLOGIES, INC.


                         By: /S/ Aaron Nerenberg
                             -------------------------------
                            Aaron Nerenberg, Vice President,
                            General Counsel and Secretary

          Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.



          Signature           Title                              Date
          ---------           -----                              ----
/S/ Harry J. Wilkinson(1)
- -------------------------    Chairman, Chief Executive          November 15, 1994
Charles W. Grigg             Officer and Director

/S/ Harry J. Wilkinson
- -------------------------   President, Chief                    November 15, 1994
Harry J. Wilkinson          Operating Officer and Director


/S/ Harry J. Wilkinson(1)
- -------------------------   Vice President Corporate            November 15, 1994
John P. McGrath             Services


/S/ Harry J. Wilkinson(1)
- -------------------------   Vice President, General             November 15, 1994
Aaron Nerenberg             Counsel and Secretary


/S/ Harry J. Wilkinson(1)
- -------------------------   Treasurer and                       November 15, 1994
John M. Morrash             Assistant Secretary


/S/ Harry J. Wilkinson(1)
- -------------------------   Controller                          November 15, 1994
William M. Shockley


/S/ Harry J. Wilkinson(1)
- -------------------------   Director                            November 15, 1994
Howard T. Hallowell, III


/S/ Harry J. Wilkinson(1)
- -------------------------   Director                            November 15, 1994
John Francis Lubin


/S/ Harry J. Wilkinson(1)
- -------------------------   Director                            November 15, 1994
Paul F. Miller, Jr.


/S/ Harry J. Wilkinson(1)
- -------------------------   Director                            November 15, 1994
Eric M. Ruttenberg


/S/ Harry J. Wilkinson(1)
- -------------------------   Director                            November 15, 1994
Raymond P. Sharpe

- ----------------------------
  (1) As attorney-in-fact

                               EXHIBIT INDEX

   Exhibit
   Number        Exhibit Description                                                                            Page Number
   ------        -------------------                                                                            -----------
    4.1 -- Amended and Restated  Articles of  Incorporation  (incorporated  by reference to Form 10-K for the year ended December 31, 1990)

    4.2 -- Bylaws, as amended, effective April 29, 1993 (incorporated by reference to Form 10-Q for the quarter ended March 31, 1993)

   *4.3 -- Specimen of Common Stock Certificate

   *4.4 -- Form of Subscription Certificate

  **4.5 -- Form of Registration Rights Agreement between the Company, the Purchasers and the Investors

    4.6 -- Rights Agreement dated as of November 11, 1988, between the Company and Mellon
           Bank (East), N.A. (incorporated by reference to Form 8-K filed November 17,
           1988)

    4.7 -- Amendment No. 1 to Rights Agreement dated January 22, 1991 (incorporated by reference to Form 8-K filed January 25, 1991)

  **4.8 -- Form of Amendment No. 2 to Rights Agreement

   *4.9 -- Form of Agreement between the Company and Mellon Bank, N.A., Subscription Agent

   *5.1 -- Opinion of Aaron Nerenberg, General Counsel to the Company, regarding legality of the securities

  *10.1 -- Form of Standby Purchase Agreement (marked to show changes from previously filed form)

   10.2 -- Intentionally Omitted

  *10.3 -- Agreement between the Company and Georgeson & Company Inc., Information Agent

  *23.1 -- Consent of Coopers & Lybrand L.L.P, independent public accountants, as to the
           Company

  *23.2 -- Awareness letter of Coopers & Lybrand L.L.P., independent public accountants, as to the Company

  *23.3 -- Consent  of  Aaron  Nerenberg,  General  Counsel  to  the  Company
           (contained  in his opinion  filed as Exhibit 5.1 to this  Registration
           Statement)

 **24.1 -- Powers of Attorney (included in signature page of the Registration Statement)
- -----------------------
    *Filed herewith.
   **Previously filed.